UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule Pursuant to § 240.14a-12

SURMODICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Surmodics, Inc. (the “Company”) will be held on February 13, 2019, at 4:00 p.m. (Minneapolis time), as a virtual meeting at www.virtualshareholdermeeting.com/SRDX19 where you will be able to listen to the meeting live, submit questions and vote online. We believe that a virtual shareholder meeting provides greater access to those who may want to attend and therefore have chosen this method for our Annual Meeting over an in-person meeting. Shareholders will be asked to:

1.	Elect two (2) Class II directors;

2.	Set the number of directors at seven (7);

3.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2019;

4.	Approve, in a non-binding advisory vote, the Company’s executive compensation; and

5.	Approve the Surmodics, Inc. 2019 Equity Incentive Plan.

Only shareholders of record at the close of business on December 17, 2018, are entitled to receive notice of and to vote at the meeting or any adjournment of the meeting.

To vote your shares, we ask that you follow the instructions in the notice of internet availability of proxy materials or the proxy card that you received in the mail.

Your vote is very important. Whether or not you plan to attend the meeting, please vote at your earliest convenience. Prompt voting will save the Company the expense of further requests.

Very truly yours,

Susan E. Knight

Chair of the Board

Eden Prairie, Minnesota

December 21, 2018

All shareholders are cordially invited to attend the virtual annual meeting of shareholders at www.virtualshareholdermeeting.com/SRDX19. Whether or not you expect to attend, please vote over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Alternatively, you may request a paper proxy card, which you may complete, sign and return by mail.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on February 13, 2019: The proxy statement and 2018 Annual Report are available at www.proxyvote.com.

SURMODICS, INC.

Annual Meeting of Shareholders

February 13, 2019

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the virtual annual meeting of shareholders to be held on February 13, 2019 (the “Annual Meeting”), at 4:00 p.m. Central Standard Time, or any adjournments or postponements thereof. This proxy statement and the form of proxy, along with the annual report on Form 10-K for the fiscal year ended September 30, 2018 (the “Annual Report”), is being first sent or given to shareholders on or about December 21, 2018. The Company also expects that the Notice Regarding Availability of Proxy Materials (the “Notice”) will first be mailed to shareholders on or about December 21, 2018. The mailing address of the Company’s principal executive offices is 9924 West 74th Street, Eden Prairie, Minnesota 55344.

Solicitation of Proxies

The Company will pay all solicitation expenses in connection with this proxy statement and related proxy soliciting material of the Board, including the preparation and assembly of the proxies and soliciting material. In addition to the use of the mails, proxies may be solicited personally or by mail, telephone, fax or by our directors, officers and regular employees who will not be additionally compensated for any such services.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-routine” items. Please note that if you intend to vote your street name shares at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting.

Revocation of a Proxy

Any shareholder giving a Proxy may revoke it at any time prior to its use at the meeting by giving written notice of the revocation to the Secretary of the Company, or by submitting a subsequent Proxy by internet or mail. Attendance at the virtual meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a subsequent Proxy is delivered to the Secretary of the Company before the revoked or superseded Proxy is used at the virtual meeting. Proxies not revoked will be voted in accordance with the choices specified by shareholders by means of the ballot provided on the Proxy for that purpose.

Requesting Paper Copies and Voting

Pursuant to Securities and Exchange Commission (the “SEC”) rules related to the availability of proxy materials, we have chosen to make our proxy statement and related materials, including our Annual Report, available online to our shareholders and, as permitted by the rules, paper copies of these materials will only be provided upon request. We are providing to our shareholders (other than those who previously requested electronic or paper delivery) the Notice which contains instructions on how to access this proxy statement and related materials online. If your shares are held in “street name”, the Notice will be forwarded to you by your custodian. If you received the Notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may vote your shares, including via the internet. If you previously requested electronic delivery, you will still receive an e-mail providing you the Notice, and if you previously requested paper delivery, you will still receive a paper copy of the proxy materials by mail.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company has fixed December 17, 2018, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on December 17, 2018, 13,484,015 shares of the Company’s common stock were issued and outstanding. Common stock is the only outstanding class of capital stock of the Company entitled to vote at the meeting. Each share of common stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of common stock are not entitled to cumulative voting rights. If a shareholder votes, the shares will be counted as part of the quorum.

Vote Required

The affirmative vote of a plurality of the shares of common stock present at the Annual Meeting (including by proxy) and entitled to vote is required for the election to the Board of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. “Plurality” means that the individuals who receive the greatest number of votes cast “For” are elected as directors. Accordingly, the two nominees for director receiving the highest vote totals will be elected as directors of the Company.

The vote to approve our executive compensation is advisory and not binding on our Board of Directors. However, our Board will consider our shareholders to have approved our executive compensation if the number of votes “For” Proposal 4 exceeds the number of votes “Against” Proposal 4.

The affirmative vote of the holders of the greater of (1) a majority of the shares of our common stock present (including by proxy) and entitled to vote on the proposal or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of the other proposals presented in this Proxy Statement, except for Proposals 1 and 4. A shareholder who abstains with respect to the election of directors, and the advisory vote on executive compensation will not have any effect on the outcome of these proposals. A shareholder who abstains with respect to any proposal other than the election of directors and the advisory vote on executive compensation will have the effect of casting a negative vote on that proposal. A shareholder who does not vote at the Annual Meeting on a proposal (including by proxy) is not deemed to be present for the purpose of determining whether a proposal has been approved.

Custodians cannot vote on their customers’ behalf on “non-routine” proposals such as Proposal 1, the election of directors, Proposal 2, board size, Proposal 4 related to executive compensation, and Proposal 5 related to the Company’s 2019 Equity Incentive Plan. Because custodians require their customers’ direction to vote on such non-routine matters, it is critical that shareholders provide their custodians with voting instructions. On the other hand, Proposal 3, ratification of the appointment of our independent registered public accounting firm, is a “routine” matter for which custodians do not need voting instruction in order to vote shares.

For vote requirement purposes for Proposals 1, 2, 4, and 5 broker non-votes are considered to be shares present by proxy at the Annual Meeting but are not considered to be shares “entitled to vote” or “votes cast” on such items at the Annual Meeting.

How You Can Vote

You may vote in one of the following ways:

•

By Internet before the Annual Meeting: You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week. You will need your control number found in the Notice or proxy card. Follow the instructions provided to obtain your records and create an electronic ballot.

•	By mail: If you request a paper proxy card, mark, sign and date each proxy card you receive and return it in the postage-paid envelope provided or to the location indicated on the proxy card.

•

At the Annual Meeting: If you are a shareholder of record, you may attend the Annual Meeting and vote your shares at www.virtualshareholdermeeting.com/SRDX19 during the meeting. You will need your control number found in the Notice of Internet Availability or proxy card. Follow the instructions provided to vote.

PRINCIPAL SHAREHOLDERS

The following table provides information concerning persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock as of December 17, 2018. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned	Percent of Class(1)

Blackrock, Inc.	1,775,637 (2)	13.2%
55 East 52nd Street
New York, NY 10055
Trigran Investments, Inc.	1,367,399 (3)	10.1%
630 Dundee Rd., Suite 230
Northbrook, IL 60062
Wellington Management Group LLP	1,206,490 (4)	8.9%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210
Renaissance Technologies LLC	1,023,538 (5)	7.6%
800 Third Avenue
New York, NY 10022
Wellington Trust Company, NA	817,883 (6)	6.1%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210
The Vanguard Group	729,688 (7)	5.4%
100 Vanguard Blvd.
Malvern, PA 19355

(1)

In accordance with the requirements of the Securities and Exchange Commission, Percent of Class for a person or entity is calculated based on outstanding shares plus shares deemed beneficially owned by that person or entity by virtue of the right to acquire such shares as of December 17, 2018, or within sixty days of such date.

(2)

Based on a Schedule 13G filed on January 19, 2018, which reported sole voting power, and sole dispositive power as follows: sole voting power—1,750,400 shares; and sole dispositive power—1,775,637 shares.

(3)

Based on a Schedule 13G filed on March 7, 2018 by Trigran Investments, Inc., which reported shared voting power, and shared dispositive power, on behalf of itself and its affiliates Douglas Granat, Lawrence A. Oberman, Steven G. Simon, Bradley F. Simon and Steven R. Monieson, as follows: shared voting power—1,367,399 shares; and shared dispositive power—1,367,399 shares.

(4)

Based on a Schedule 13G filed on February 8, 2018 by Wellington Management Group LLP, which reported shared voting power, and shared dispositive power, on behalf of itself and its affiliates Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP, as follows: shared voting power—917,855 shares; and shared dispositive power—1,206,490 shares.

(5)

Based on a Schedule 13G filed on February 14, 2018, which reported sole voting power, sole dispositive power, and shared dispositive power as follows: sole voting power—994,570 shares; sole dispositive power—1,008,521 shares; and shared dispositive power—15,017 shares.

(6)

Based on a Schedule 13G filed on February 8, 2018, which reported shared voting power, and shared dispositive power as follows: shared voting power—817,883 shares; and shared dispositive power—817,883 shares.

(7)

Based on a Schedule 13G filed on February 9, 2018, which reported sole voting power, shared voting power, sole dispositive power, and shared dispositive power as follows: sole voting power—26,187; shared voting power—200; sole dispositive power—705,301 shares; and shared dispositive power—24,387 shares.

MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of common stock beneficially owned as of December 17, 2018, by each executive officer of the Company named in the Summary Compensation Table, by each current director of the Company and by all directors and executive officers (including the NEOs) as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner or Identity of Group	Current Holdings (1)	Acquirable within 60 days (2)	Aggregate Number of Common Shares Beneficially Owned	Percent of Class (3)

Gary R. Maharaj	179,867	61,541	241,408	1.8%
Bryan K. Phillips	32,543	55,714	88,257	*
Timothy J. Arens (4)	45,236	14,540	59,776	*
Thomas A. Greaney	18,590	28,826	47,416	*
David R. Dantzker, M.D.	19,846	25,821	45,667	*
Susan E. Knight	24,798	20,618	45,416	*
Jose H. Bedoya	19,439	25,821	45,260	*
Ronald B. Kalich	12,421	21,661	34,082	*
Gregg S. Sutton	16,403	9,601	26,004	*
Shawn T McCormick	6,766	13,133	19,899	*
Andrew D. C. LaFrence (5)	19,643	—	19,643	*
Lisa W. Heine	7,482	2,200	9,682	*
All executive officers and directors as a group (15 persons)	495,677	357,906	853,583	6.3%

*	Less than 1%

(1)	Includes restricted stock units and deferred stock units that are vested on December 17, 2018, or will become vested within 60 days thereafter.

(2)	Includes shares issuable upon the exercise of stock options that are exercisable on December 17, 2018, or within 60 days thereafter.

(3)	See footnote (1) to preceding table.

(4)	Reflects options transferred during fiscal 2018 pursuant to a qualified domestic relations order.

(5)	Mr. LaFrence’s employment with the Company ended on May 25, 2018.

ELECTION OF DIRECTORS

(Proposals #1 and #2)

General Information

The Bylaws of the Company provide that the number of directors, which shall not be less than three, shall be determined annually by the shareholders. The Company’s Corporate Governance and Nominating Committee and Board of Directors have recommended that the number of directors be set at seven (7) at the Annual Meeting.

The Bylaws also provide for the election of three classes of directors with terms staggered so as to require the election of only one class of directors each year, and further that each class be equal in number, or as nearly as possible. Only directors who are members of Class II will be elected at the Annual Meeting. Each Class II director will be elected to a three-year term and, therefore, will hold office until the Company’s 2022 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her resignation or removal from office. The terms of Class III and I directors continue until the 2020 and 2021 annual meetings, respectively.

The Corporate Governance and Nominating Committee has recommended, and the Board of Directors selected Ronald B. Kalich and Shawn T McCormick as the Board’s nominees for election as Class II directors. Each of these nominees has indicated a willingness to serve as a director if elected and has consented to be named in the proxy statement. Brief biographical profiles of Messrs. Kalich and McCormick are provided below. The Proxy will be voted for any of such nominees unless the Proxy withholds a vote for one or more nominees. If, prior to the meeting, it should become known that either of the nominees will be unable to serve as a director after the meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee as is recommended or selected by the Corporate Governance and Nominating Committee and the Board of Directors or, alternatively, not voted for any nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

Under the Company’s Corporate Governance Guidelines, it is a policy of the Board that a director shall offer to retire from the Board effective at the conclusion of the Annual Meeting following his or her seventy-second birthday. Mr. Kalich, who will attain the age of seventy-two during calendar year 2019 after the Annual Meeting, will be required to offer to retire from the Board at the conclusion of the Company’s 2020 annual meeting. In accordance with the Guidelines, the Corporate Governance and Nominating Committee will review the appropriateness of Mr. Kalich’s continuation on the Board, and recommend to the Board whether, in light of all the circumstances, the Board should accept his offer to retire.

A plurality of votes cast is required for the election of directors. However, under the Guidelines, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board of Directors) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will, within five business days of the certification of the shareholder vote by the inspector of elections, tender a written offer to resign from the Board. The Corporate Governance and Nominating Committee will promptly consider the resignation offer and recommend to the Board of Directors whether to accept it. The Corporate Governance and Nominating Committee will consider all factors its members deem relevant in considering whether to recommend acceptance or rejection of the resignation offer, including, without limitation:

•	the perceived reasons why shareholders withheld votes ‘for’ election from the director;

•	the length of service and qualifications of the director;

•	the director’s contributions to the Company;

•	compliance with listing standards;

•	the purpose and provisions of the Guidelines; and

•	the best interests of the Company and its shareholders.

Any director who tenders his or her offer to resign from the Board pursuant to this provision shall not participate in the Corporate Governance and Nominating or Board deliberations regarding whether to accept the offer of resignation. The Board will act on the Corporate Governance and Nominating Committee’s recommendation within 90 days following the certification of the shareholder vote by the inspector of elections, which action may include, without limitation:

•	acceptance of the offer of resignation;

•	adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote; or

•	rejection of the resignation offer.

Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the Board’s determination.

The following information is provided with respect to each director whose term will continue after the Annual Meeting and each director nominee:

					Committee Membership
Name and Position(1)	Age	Gender	Director Since	Class	Audit (2)	Organization and Compensation	Corporate Governance and Nominating

José H. Bedoya Director	62	M	2002	III
David R. Dantzker, M.D. Director	75	M	2011	I
Lisa W. Heine Director	55	F	2017	I
Ronald B. Kalich Director	71	M	2014	II
Susan E. Knight Chair of the Board	64	F	2008	III
Gary R. Maharaj Director, President and CEO	55	M	2010	I
Shawn T McCormick Director	54	M	2015	II

committee chair

(1)	The Board has determined that, with the exception of Mr. Maharaj, all of our directors are independent directors in accordance with rules of The Nasdaq Stock Market.

(2)	The Board of Directors has determined that all members of the committee qualify as an “audit committee financial expert” under federal securities laws.

José H. Bedoya

Mr. Bedoya is the former President and Chief Executive Officer of Otologics, LLC, a company which had been focused on the development of therapies for hearing loss, a position he held from 1996 until 2015. Otologics filed for Chapter 11 bankruptcy protection in July 2012. From 1986 to 1996, Mr. Bedoya held a number of positions at Storz Instrument Company, then a division of American Cyanamid and later a division of American Home Products, including Director of Operations, Director of Research and Director of Commercial Development. Prior to that, he served as Vice President of Research and Development for Bausch & Lomb’s surgical division.

Key Skills and Qualifications: Mr. Bedoya brings to the Board significant business, operational and management experience in the medical device, medical instruments and related industries. Additionally, his experience brings executive decision making, analytical and strategic planning skills gained as a chief executive. Mr. Bedoya serves as the Chair of our Corporate Governance and Nominating Committee.

David R. Dantzker, M.D.

Dr. Dantzker has been a Partner at Wheatley MedTech Partners L.P., a venture capital fund, since 2001. He manages Wheatley’s Life Science and Healthcare investments. From 1997 to 2000, Dr. Dantzker was President of North Shore-LIJ Health System, a large academic health care system. He also co-founded the North Shore-LIJ Research Institute to direct and coordinate basic science research for the North Shore-LIJ Health System. He is a former Chair of the American Board of Internal Medicine, the largest physician-certifying board in the United States. Dr. Dantzker served on the board of directors of Datascope Corp. from January 2008 until its sale in January 2009. Dr. Dantzker holds a B.A. in Biology from New York University, and received his M.D. from the State University of New York at Buffalo School of Medicine. He sits on the board of directors of Oligomerix, Inc., a Wheatley MedTech portfolio company. Dr. Dantzker is Vice Chair and Chief Medical Officer of Origin, Inc., and a senior advisor to Valience Health in Mumbai, India. He served on the board of Comprehensive Clinical Development, an entity that filed for Chapter 11 bankruptcy protection in March 2013. Dr. Dantzker has also served on the faculty and in leadership positions of four major research-oriented medical schools, has authored or co-authored 130 research papers and five textbooks and is an internationally recognized expert in the area of pulmonary medicine and critical care.

Key Skills and Qualifications: His extensive management experience in a variety of roles, and board leadership experience, as well as his extensive knowledge of the medical industry, enable Dr. Dantzker to provide the Company with valuable general management and executive insights.

Lisa Wipperman Heine

Ms. Heine is the former Chief Operating Officer of Mitralign, Inc., a venture backed medtech company focused on transcatheter heart valve annuloplasty, a position she held from 2015 to 2018. Effective January 1, 2019, Ms. Heine will serve as the President and Chief Executive Officer of PreCardia, Inc., an early stage, private company focused on the treatment of acute decompensated heart failure. From 2014 to 2015, Ms. Heine was Founder and Principal at deArca Strategic Solutions, LLC, a consulting firm focused on helping medtech companies assess, develop and execute strategies related to market opportunities and technology adoption. From 2007 to 2014, Ms. Heine served in various executive and management positions with Covidien plc, which was a global health care products company and manufacturer of medical devices and supplies, last serving as Global Vice President of Medical Affairs, Vascular Therapies from 2013 to 2014, and Global Vice President of Clinical Affairs, Vascular Therapies from 2011 to 2012. Since June 2018, she has been a director of Natus Medical Incorporated, a medical device company that engages in the development, manufacture, and marketing of products for the detection, monitoring, treatment, and tracking of medical disorders in newborns and children, and serves as a member of the compliance and quality committee, and as a member of the nominating and corporate governance committee.

Key Skills and Qualifications: Ms. Heine is qualified to serve on our Board due to her extensive management experience in a variety of executive roles at medical device companies, and her expertise relating to clinical affairs strategy and operations, healthcare economics, policy and reimbursement.

Ronald B. Kalich

Mr. Kalich has been a private investor since 2007. Previously, from 2000 to 2007, he served as a Director and as President and Chief Executive Officer of FastenTech, Inc., a provider of highly engineered aerospace-grade, specialized and application-specific components. From 1999 to 2000, he served as President and Chief Executive Officer of National-Standard Company, a manufacturer and distributor of wire and wire-related products. From 1994 to 1999, he served as President and Chief Executive Officer of Getz Bro’s. & Co., Inc., a provider of healthcare, consumer, chemicals, and food processing products. He is also a past Chairman and Director of Arizant, Inc. (from 2005 to 2010).

Key Skills and Qualifications: Mr. Kalich is qualified to serve on our Board due to his executive and board leadership experience, and his extensive business, operational and management experience. Mr. Kalich’s experience in multiple industries, together with his management experience in a variety of roles enables him to provide the Board with valuable general management and executive insights. Mr. Kalich qualifies as an “audit committee financial expert” as defined by SEC rules.

Susan E. Knight

Ms. Knight is the former Senior Vice President and Chief Financial Officer of MTS Systems Corporation (“MTS”), a leading global supplier of test systems and industrial position sensors, a position that she held from 2011 to 2014. From 2001 until 2011, she served as Vice President and Chief Financial Officer of MTS. Prior to her positions with MTS, Ms. Knight served in various executive and management positions with Honeywell Inc., last serving as the Chief Financial Officer of the global Home and Building Controls division. Since December 2017, she has served on the Children’s Minnesota Hospital Board Finance Committee, and Ms. Knight has been a member of the Mairs & Power Funds Trust Board of Trustees, January 2018. Ms. Knight served on the board of the Greater

Metropolitan Housing Corporation from 2000 to 2016, where she was the Chair of the Board from 2012 to 2015, and Chair of the Audit Committee from 2003 to 2012. Ms. Knight also served on the board of Plato Learning, Inc., from 2006 to 2010, where she served on the Audit Committee, including as Chair from 2009 to 2010, and on the Governance and Nominating and a Special Committee from 2009 to 2010.

Key Skills and Qualifications: As a former Chief Financial Officer of a publicly traded company, Ms. Knight brings significant audit, financial reporting, corporate finance and risk management experience to the Board. She has extensive understanding of the Board’s role and responsibilities based on her prior service on the board of another public company. Ms. Knight qualifies as an “audit committee financial expert” as defined by SEC rules.

Gary R. Maharaj

Mr. Maharaj has served as a director and our President and Chief Executive Officer since December 2010. Prior to joining the Company, Mr. Maharaj served as President and Chief Executive Officer of Arizant Inc., a provider of patient temperature management systems in hospital operating rooms, from 2006 to 2010. Previously, Mr. Maharaj served in several senior level management positions for Augustine Medical, Inc. (predecessor to Arizant Inc.) from 1996 to 2006, including Vice President of Marketing, and Vice President of Research and Development. During his 30 years in the medical device industry, Mr. Maharaj has also served in various management and research positions for the orthopedic implant and rehabilitation divisions of Smith & Nephew, PLC. He has been a director of NVE Corporation, a public technology company since 2014, and serves as a member of the audit committee and as a member of the compensation committee.

Key Skills and Qualifications: Mr. Maharaj brings to the Board strong experience in the medical technology industry, as well as leadership, strategic planning, and operating experience gained as a chief executive officer of a medical technology company.

Shawn T McCormick

Mr. McCormick is the former Chief Financial Officer of Tornier N.V., a public medical device company, a position that he held from 2012 to 2015. From 2011 to 2012, Mr. McCormick was Chief Operating Officer of Lutonix, Inc., a medical device company acquired by C. R. Bard, Inc. From 2009 to 2010, Mr. McCormick served as Senior Vice President and Chief Financial Officer of ev3 Inc., a public endovascular device company acquired by Covidien plc in 2010. From 2008 to 2009, Mr. McCormick served as Vice President, Corporate Development at Medtronic, Inc., a public medical device company, where he was responsible for leading Medtronic’s worldwide business development activities. From 2007 to 2008, Mr. McCormick served as Vice President, Corporate Technology and New Ventures of Medtronic. From 2002 to 2007, Mr. McCormick was Vice President, Finance for Medtronic’s Spinal, Biologics and Navigation business. Prior to that, Mr. McCormick held various other positions with Medtronic. Prior to joining Medtronic, he spent four years with the public accounting firm KPMG Peat Marwick. He is a past director of Entellus Medical, Inc., a public medical device company (from 2014 to 2018) where he served as the chairman of its audit committee and as a member of its nominating and corporate governance committee. He serves as a director of Nevro Corp., a public medical device company, since 2014, and serves as the chairman of its audit committee. Since 2017, he has been a director of Inspire Medical Systems, Inc., and serves as the chair of its audit committee. Mr. McCormick earned his M.B.A. from the University of Minnesota’s Carlson School of Management and his B.S. in Accounting from Arizona State University. He is a Certified Public Accountant (inactive license).

Key Skills and Qualifications: Mr. McCormick is qualified to serve on our Board due to his financial expertise and extensive management experience in a variety of roles at companies in the medical device industry. He also brings to the Board experience as a director and member of the audit committee of other public companies in the medical device industry. Mr. McCormick qualifies as an “audit committee financial expert” as defined by SEC rules.

The Board of Directors unanimously recommends that the shareholders vote FOR the election of each of the Board’s nominees and to set the number of directors at seven.

DIRECTOR COMPENSATION

The Company’s Board Compensation Policy (the “Policy”) provides cash and equity compensation to our non-employee directors for their service on the Board and its committees as discussed below. On a periodic basis, the Organization and Compensation Committee reviews the Policy to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties and to compensate our directors fairly for their services. The review includes the consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Organization and Compensation Committee considers: (1) the time and effort involved in preparing for Board and committee meetings and the additional duties assumed by committee chairs and our Chair; (2) the risks associated with fulfilling fiduciary duties; and (3) the compensation paid to directors at the same peer group of companies used to assess the competitiveness of our executive compensation programs (as discussed below).

Cash Compensation. During fiscal 2018, each of our non-employee directors was paid an annual retainer of $40,000. Our non-employee directors were also eligible to receive additional annual retainers as follows:

•	the chair of the Board received an additional annual cash retainer of $40,000;

•	the chair of the Audit Committee received an additional annual cash retainer of $16,000, and the non-chair members of that committee received an additional annual cash retainer of $6,500;

•

the chair of the Organization and Compensation Committee received an additional annual cash retainer of $12,000, and the non-chair members of that committee received an additional annual cash retainer of $5,000; and

•

the chair of the Corporate Governance and Nominating Committee received an additional annual cash retainer of $8,000, and the non-chair members of that committee received an additional annual cash retainer of $4,000.

The cash retainers are paid quarterly following the completion of each calendar quarter. Furthermore, the cash retainers are reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and board committees on which such director served during the year.

Equity Compensation. In addition to the cash compensation described above, each of our non-employee directors receives stock awards as compensation for their service on the Board. Upon a director’s initial election or appointment to the Board, such director will receive an equity award having a grant date value of $95,000, one-half of such award will be in the form of a nonqualified stock option to purchase shares of the Company’s common stock (as estimated using the Black-Scholes option pricing model as of the date of the grant) and the other half will be in the form of restricted stock units (“RSUs”). On an annual basis thereafter, each non-employee director will receive an equity award having a grant value of $95,000 (on a pro-rata basis for directors who served on the Board for less than the entire preceding fiscal year), one-half of such award will be in the form of stock options and the other half will be in the form of RSUs. Equity awards granted to our non-employee directors (a) are granted on the date of the Company’s annual meeting of shareholders, (b) vest ratably on a monthly basis, and (c) become fully vested on the earlier of the 12-month anniversary of the grant date, or the date of the next year’s annual meeting. Stock options (i) have a seven-year term, and (ii) have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. In recognition of the increased time commitment required as the Company executes its whole-products solutions strategy, the value of the equity awards granted to the Company’s non-executive board chair in fiscal 2018 was $132,500.

Stock in Lieu of Cash Compensation. A director may elect annually to receive all or a portion of their cash retainers in the form of deferred stock units that are vested upon issuance (“DSUs”). Each DSU award will be granted on the date any regular annual cash retainer would have otherwise been paid and the number of units covered by such award will be determined using the fair market value of the Company’s common stock on such date. Each such DSU award would be settled in shares of the Company’s common stock after the non-employee director leaves the Board.

Dividend Equivalents. RSU and DSU awards granted prior to fiscal 2015 include dividend equivalent rights. To the extent the Company pays a dividend, non-employee directors with RSU or DSU awards granted prior to fiscal 2015 will have the right to receive dividend equivalents for each RSU and DSU held by such director on the record date for the payment of such dividend. The dividend equivalents will be treated as reinvested in an additional number of RSUs and DSUs which will be determined by dividing (a) the cash amount of any such dividend that would have been paid if the RSUs held by the director were outstanding shares of Company stock by (b) the fair market value of the Company’s common stock (i.e., the closing price) on the applicable dividend payment date. Beginning with fiscal 2015, RSU and DSU awards did not include dividend equivalent rights.

Non-Employee Director Stock Ownership. The Board of Directors has established equity ownership guidelines for all non-employee directors. For a description of the equity ownership guidelines, see “Corporate Governance — Equity Ownership Guidelines.”

Other Compensation. All non-employee directors are reimbursed for their reasonable travel-related expenses incurred in attending board and committee meetings.

Summary of Fiscal 2018 Director Compensation

The Director Compensation table below reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal 2018. Compensation for Gary R. Maharaj, our President and Chief Executive Officer, is set forth below under the heading “Executive Compensation and Other Information.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Total Compensation ($)

Susan E. Knight	86,500	66,250	66,250	219,000
Ronald B. Kalich	61,000	47,500	47,500	156,000
David R. Dantzker, M.D.	56,000	47,500	47,500	151,000
José H. Bedoya	53,000	47,500	47,500	148,000
Shawn T McCormick	50,500	47,500	47,500	145,500
Lisa W. Heine	49,000	47,500	47,500	144,000

(1)

Represents the amount of cash retainers earned by or paid to directors in fiscal 2018 for Board and committee service. The following directors elected to receive all or a portion of their respective cash compensation in the form of DSUs, which election resulted in the following number of fully vested DSUs being granted during fiscal 2018: Dr. Dantzker, 1,307; Mr. Kalich, 880; and Mr. McCormick, 363, which number of shares were determined using the aggregate grant date value computed in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC 718”).

(2)	Reflects the aggregate grant date fair value dollar amount of RSUs granted in fiscal 2018 computed in accordance with ASC 718.

(3)	Reflects the aggregate grant date fair value dollar amount of stock option awards granted in fiscal 2018 computed in accordance with ASC 718, but excludes any impact of assumed forfeiture rates.

(4)	The aggregate number of stock options, RSUs and DSUs held by each of our continuing non-employee directors as of September 30, 2018, was as follows:

Name	Stock Options	Restricted Stock Units	Deferred Stock Units

José H. Bedoya	26,261	8,684	8,430
David R. Dantzker, M.D.	26,261	8,684	10,662
Lisa W. Heine	2,640	3,015	–
Ronald B. Kalich	22,101	6,812	5,609
Susan E. Knight	21,232	9,371	–
Shawn T McCormick	13,573	4,477	2,289

CORPORATE GOVERNANCE

The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and the Company’s Articles of Incorporation and Bylaws. Certain corporate governance practices that the Company follows are summarized below.

Code of Ethics and Business Conduct

We have adopted the Surmodics Code of Ethics and Business Conduct (the “Code of Conduct”), which applies to our directors, officers and employees. The Code of Conduct is publicly available on our website at www.surmodics.com under the caption Investors/Corporate Governance. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct, to our directors or executive officers, we will disclose the nature of such amendment or waiver on a Current Report on Form 8-K.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines (the “Guidelines”). The Corporate Governance and Nominating Committee is responsible for overseeing the Guidelines and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties. We have posted the Guidelines on our web site at www.surmodics.com under the caption Investors/Corporate Governance.

Board Evaluation

The Board and each of its committees follow a process, overseen by the Corporate Governance and Nominating Committee, to determine their effectiveness and opportunities for improvement. Our Guidelines provide that the Board will annually evaluate its performance to determine whether the Board, its committees and its individual members are functioning effectively. Typically, the evaluation process involves each director completing an assessment questionnaire soliciting feedback regarding the effectiveness of the Board and any committee on which the director serves, and opportunities for improvement. Alternatively, the Board or any of its committees may, without the use of questionnaires, engage in discussions concerning their effectiveness. In any event, for both the Board and the relevant committee, the evaluation process is intended to solicit feedback from directors across several areas, including:

•	improving prioritization of issues;

•	improving quality of presentations from management;

•	improving quality of Board or committee discussions on key matters;

•	maintaining an effective relationship between the Board and management;

•	identifying how specific issues in the past year could have been handled better;

•	identifying specific issues which should be discussed in the future; and

•	identifying any other matter of importance to Board or committee functioning.

The Board and each committee, as the case may be, review the results of the assessments and identify areas of focus for future years and any necessary follow-up actions.

Board Role in Risk Oversight

Our Board of Directors, in exercising its overall responsibility to oversee the management of our business, has an active and ongoing role in the management of the risks of our business and considers risks when reviewing the Company’s strategic plan, financial results, corporate development activities, legal and regulatory matters. The Board satisfies this responsibility through regular reports directly from officers responsible for oversight of particular risks within the Company. The Board’s risk management oversight also includes full and open communications with management to review the adequacy and functionality of the risk management processes used by management. In addition, the Board of Directors uses its committees to assist in its risk oversight responsibility as follows:

•

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reporting of the Company and its compliance with applicable legal and regulatory requirements. It also oversees our internal controls and compliance activities. The Audit Committee discusses risk assessment and management topics, as well as the Company’s major financial and business risk exposures and the steps management has undertaken to monitor and control such exposures. It also meets privately with representatives from the Company’s internal auditors and independent registered public accounting firm.

•	The Organization and Compensation Committee assists the Board of Directors in its oversight of risk relating to the Company’s compensation policies and practices.

Periodically, the Organization and Compensation Committee reviews the Company’s compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Management assessed risk factors associated with specific compensation programs, as well as enterprise-level compensation risk factors. The program-specific risk factors assessed included payout potential, payout as a percentage of total compensation, risk of manipulation, overall plan design and market appropriateness. Enterprise-level risk factors evaluated included the overall compensation mix, consistency between annual and long-term objectives as well as metrics, achievability of performance goals without undue risk-taking, the relationship of long-term awards to the Company’s pay philosophy, stock ownership requirements, the weighting and duration of performance metrics, and the interaction of compensation plans with the Company’s financial performance and strategy. Based on this review, the Organization and Compensation Committee concluded that the Company’s compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Our Board currently separates the offices of Chair of our Board and CEO by appointing an independent, non-executive chair. While we do not have a written policy with respect to separation of these roles, our Board believes that an independent Board chair permits our CEO to focus on managing his day-to-day responsibilities to our company and facilitates our Board’s independent oversight of our executive officers’ management of strategic direction, operational execution, and business risk, thereby better protecting shareholder value. Ms. Knight serves as our non-executive Board chair. Ms. Knight (a) manages and provides leadership to the Board of Directors, (b) through the Chief Executive Officer, acts as a direct liaison between the Board and the management of the Company, and (c) presides at all meetings of the shareholders and of the Board, including executive sessions of our independent directors.

Related Person Transaction Approval Policy

Our Board of Directors has adopted a written policy for transactions with related persons, as defined in Item 404 of SEC Regulation S-K, which sets forth our policies and procedures for the review, approval or ratification of transactions with related persons which are subject to the policy. Our policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

•	our payments of compensation to a related person for that person’s service to us in the capacity or capacities that give rise to the person’s status as a “related person”;

•	transactions available to all of our shareholders on the same terms; and

•	transactions that, when aggregated with the amount of all other transactions between the related person and the Company, involve less than $120,000 in a fiscal year.

We consider the following persons to be related persons under the policy:

•	all of our officers and directors;

•	any nominee for director;

•	any immediate family member of any of our directors, nominees for director or executive officers; and

•	any holder of more than 5% of our common stock, or an immediate family member of any such holder.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. The Audit Committee will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to the Company;

•	whether the transaction is material to the Company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate.

If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

•

if the transaction is pending or ongoing, it will be submitted to the Audit Committee promptly and the committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

•

if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether to ratify the transaction, or whether rescission of the transaction is appropriate and feasible.

Transactions with Related Persons. On November 20, 2015, we entered into various agreements (the “Creagh transaction documents”) with the shareholders of Creagh Medical Limited (“Creagh Medical”) to acquire all of the shares of Creagh Medical. The consideration for the transaction was up to €30.0 million, including an upfront payment of €18.0 million (approximately $19.3 million as of the acquisition date), and up to €12.0 million (approximately $12.8 million as of the acquisition date) based on the achievement of revenue and strategic milestones through September 30, 2018. Thomas A. Greaney, our Chief Operating Officer, Medical Devices, served as the Chief Executive Officer of Creagh Medical and owned approximately 65% of the shares of Creagh Medical at the time of our acquisition. Prior to our acquisition of Creagh Medical, Mr. Greaney was not a “related person” as defined in Item 404 of Regulation S-K. In February 2018, we entered into a letter agreement with the sellers agent (acting on behalf of the shareholders of Creagh Medical), which agreement clarified certain terms and provisions relating to the contingent consideration obligations in the Creagh transaction documents. As a result of this agreement, in the quarter ended March 31, 2018, we recorded an increase of $0.9 million to the contingent consideration liabilities associated with the Creagh transaction documents. In September 2018, in connection with determining the final achievement of the revenue and strategic milestones, we committed to paying 20% of the original contingent consideration associated with one of the strategic milestones that was not expected to be fully achieved by September 30, 2018. This decision was made in recognition of the innovative nature of the product underlying the milestone and its potential for significant value creation. As of September 30, 2018, we have recorded a liability of €9.7 million (approximately $11.0 million) associated with these contingent consideration obligations which will be paid in the first quarter of fiscal 2019. As a shareholder of Creagh Medical, Mr. Greaney is entitled to a proportionate amount (based on his ownership percentage of shares of Creagh Medical) of any contingent consideration that we may pay to the shareholders of Creagh Medical, or approximately €6.2 million (approximately $7.2 million).

On January 8, 2016, we entered into an agreement (the “NorMedix Agreement”) with the shareholders of NorMedix, Inc. (“NorMedix”) to acquire all of the shares of NorMedix. The consideration for the transaction was up to $14.0 million, including an upfront payment of $7.0 million, and up to $7.0 million to be paid based on the achievement of revenue and strategic milestones through September 30, 2019. Gregg S. Sutton, our Vice-President, Research and Development, served as the Chief Executive Officer of NorMedix and owned approximately 45% of the shares of NorMedix at the time of our acquisition. Prior to our acquisition of NorMedix, Mr. Sutton was not a “related person” as defined in Item 404 of Regulation S-K. In November 2018, we entered into a letter agreement with the sellers agent (acting on behalf of the former shareholders of NorMedix), which agreement clarified certain terms and provisions relating to the contingent consideration obligations in the NorMedix Agreement. As a result of this agreement, in the quarter ended September 30, 2018, we recorded an increase of $1.4 million to the contingent consideration liabilities associated with the NorMedix Agreement. As of September 30, 2018, we have recorded a liability of $3.4 million associated with these contingent consideration obligations. The contingent consideration obligations actually earned as of September 30, 2019 will be paid in the quarter ending December 31, 2019. As a former shareholder of NorMedix, Mr. Sutton will be entitled to a proportionate amount of (based on his ownership percentage of shares of NorMedix) any contingent consideration that we may pay to the former shareholders of NorMedix, or approximately $1.5 million (based on current estimates regarding the completion of the revenue and strategic milestones).

Each of the transactions with the related persons described above entered into since the beginning of our last fiscal year, or any currently proposed transactions, were approved by the Audit Committee of the Board in accordance with the Related Person Transaction Approval Policy.

Equity Ownership Guidelines

Our Board believes that ownership of significant amounts of our stock by our executive officers and directors will help align their interests with those of our shareholders. To that end, our Board has adopted equity ownership guidelines for our directors and executive officers. Under the guidelines, the value of our common stock held by an executive officer or non-employee director is required to be at least:

•	five times the annual base salary for our Chief Executive Officer;

•	three times the annual base salary for our other executive officers (other than our CEO); and

•	five times each non-employee director’s annual cash retainer (excluding any additional retainers provided based on role or committee service).

Until the applicable ownership requirement set forth above is attained, (a) our executive officers (other than the CEO) shall be required to retain ownership of 50% of the “net shares” (as defined below) received, and (b) our CEO and each non-employee director shall be required to retain ownership of 75% of the net shares received. Following attainment of the applicable ownership requirement (and so long as it remains so), (i) our executive officers (other than the CEO) shall be required to hold 50% of the net shares received, and (ii) our CEO and each non-employee director shall be required to hold 75% of the net shares received, in each case, for a period of one year from the date of receipt of such shares. “Net shares” is defined as the number of shares of the Company’s common stock that remain after the exercise of stock options or the vesting of restricted or performance shares less the number of shares that are sold or netted against the award to pay any applicable exercise price or withholding taxes. Shares that count toward meeting the ownership requirements include shares owned outright (directly or indirectly), vested RSUs or DSUs. Shares that do not count toward meeting the stock ownership requirements include unexercised stock options. As of September 30, 2018, all of our non-employee directors and all of our executive officers have attained the minimum level of ownership set forth in the guidelines, with the exception of Mr. Greaney (who joined our company in November 2016), Ms. Sides (who joined our company in November 2018), and Mr. Sutton (who joined our company in January 2016). We believe that our executives are continuing to make satisfactory progress towards the minimum level of ownership set forth in the guidelines.

Majority of Independent Directors; Committees of Independent Directors

Our Board of Directors has determined that Mss. Heine and Knight, and Messrs. Bedoya, Kalich, and McCormick, and Dr. Dantzker, who constitute all of our current directors other than Mr. Maharaj, are independent directors in accordance with rules of The Nasdaq Stock Market since none of them is believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Maharaj is not considered independent under the applicable rules of The Nasdaq Stock Market since he serves as an executive officer of the Company.

Each member of the Company’s Audit Committee, Organization and Compensation Committee and Corporate Governance and Nominating Committee has been determined, in the opinion of the Board of Directors, to be independent in accordance with the applicable rules of The Nasdaq Stock Market.

Committee and Board Meetings

The Company’s Board of Directors has three standing committees: the Audit Committee, the Organization and Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee is comprised entirely of independent directors, as currently required under the SEC’s rules and regulations and the Nasdaq listing standards, and each committee is governed by a written charter approved by the Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.surmodics.com. Ms. Knight is a member of our Audit Committee and an ex-officio member of the Organization and Compensation Committee, and Corporate Governance and Nominating Committee, attending and participating at the meetings of those committees. During fiscal 2018, the Board of Directors held five meetings and the standing committees had the number of meetings noted below. Each director attended (in person or by telephone) 75% or more of the total number of meetings of the Board and of the committee(s) on which he or she served in fiscal year 2018. The principal functions of our standing committees are described below.

Audit Committee

The Audit Committee is responsible for reviewing the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the Company’s independent auditor, oversight of the Company’s related person transaction policy, and the performance of the Company’s internal audit function and its accounting and reporting processes. The Audit Committee held six meetings during fiscal 2018. The Board of Directors and the Audit Committee believe that the Audit Committee’s composition satisfies the rules of The Nasdaq Stock Market that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by the rules of The Nasdaq Stock Market. Additionally, the Board of Directors has determined that Ronald B. Kalich, Susan E. Knight, and Shawn T McCormick each qualify as an “audit committee financial expert” under federal securities laws.

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. The Audit Committee also has a pre-approval policy which requires that unless a particular service to be performed by the Company’s independent auditors has received general pre-approval by the Audit Committee, each service provided must be specifically pre-approved. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. In addition, the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee, who will then report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Organization and Compensation Committee

The Organization and Compensation Committee is responsible for matters relating to executive compensation, organizational planning, succession planning at the executive level, key employee compensation programs, director compensation, and corporate culture programs. The Organization and Compensation Committee held four meetings during fiscal 2018.

Under the terms of its charter, the Organization and Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Committee. The Committee engaged Pay Governance LLC, an independent compensation consulting firm, to advise it on matters related to executive and director compensation. A description of the Committee’s use of the independent compensation consultant is set forth in “Compensation Discussion and Analysis — Establishing Executive Compensation; Independent Compensation Consultant.” In connection with their engagement, the Committee determined that Pay Governance was independent taking into consideration the factors required by the Nasdaq listing standards and applicable SEC rules.

Corporate Governance and Nominating Committee; Procedures and Policy

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election to the Board, recommending to the Board corporate governance guidelines applicable to the Company, and leading the Board and its committees in their annual performance review process. The Corporate Governance and Nominating Committee held five meetings during fiscal 2018.

The Corporate Governance and Nominating Committee will consider candidates recommended from a variety of sources, including nominees recommended by the Board, management, shareholders, and others. Moreover, while we do not have a formal diversity policy, to ensure that the Board benefits from diverse perspectives, the Committee seeks qualified nominees from a variety of backgrounds, including candidates of gender and ethnic diversity. Four of the Board’s seven directors are diverse — two women and two individuals with diverse ethnic backgrounds. Moreover, our directors have diverse business and professional backgrounds, including experience in academic administration, public company, and private company settings. In general, the Corporate Governance and Nominating Committee considers the following factors and qualifications:

•	the appropriate size and the diversity of the Company’s Board of Directors;

•	the needs of the Board with respect to the particular talents and experience of its directors;

•

the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with domestic and international business matters;

•	age, legal and regulatory requirements;

•	experience with accounting rules and practices;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Corporate Governance and Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. A shareholder wishing to recommend a candidate for our Board of Directors should send their recommendation in writing to the address specified under “Procedures for Shareholder Communications to Directors” below.

A shareholder who wishes to nominate one or more directors must provide a written nomination to the Corporate Secretary at the address set forth below. Notice of a nomination must include:

with respect to the shareholder:

•	name, address, the class and number of shares such shareholder owns;

with respect to the nominee:

•	name, age, business address and residence address;

•	current principal occupation;

•	five-year employment history with employer names and a description of the employer’s business;

•	the number of shares beneficially owned by the nominee;

•	whether such nominee can read and understand basic financial statements; and

•	membership on other boards of directors, if any.

The nomination must be accompanied by a written consent of the nominee to stand for election and to serve if elected by the shareholders. The Company may require any nominee to furnish additional information that may be needed to determine the qualifications of the nominee. Such nomination must be submitted to the Corporate Secretary no later than ninety (90) days prior to the first anniversary of the date of the preceding years’ annual meeting of shareholders.

The Corporate Governance and Nominating Committee believes that candidates for directors should have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with the Company’s business and industry, having high moral character and mature judgment, being able to work collegially with others, and not currently serving on more than three boards of directors of public companies. The Corporate Governance and Nominating Committee may modify these minimum qualifications from time to time.

The Guidelines state that a director shall offer to retire from the Board effective at the conclusion of the Annual Meeting following his or her seventy-second birthday. The Corporate Governance and Nominating Committee reviews the appropriateness of such director’s continuation on the Board, and recommend to the Board whether, in light of all the circumstances, the Board should accept such proposed retirement. Under this policy, Dr. Dantzker, who attained the age of seventy-two during fiscal 2015, offered to retire at the conclusion of the Company’s 2016 annual meeting. The Board, based upon the recommendation of the Corporate Governance and Nominating Committee, determined it appropriate for Dr. Dantzker to continue his service on the Board given his substantial experience and familiarity with the Company and the Board, and his experience as a physician and extensive knowledge of the healthcare industry. In addition, as previously described, Mr. Kalich will be required to offer to retire from the Board at the conclusion of the Company’s 2020 annual meeting and the Corporate Governance and Nominating Committee will review the appropriateness of Mr. Kalich’s continuation on the Board, and recommend to the Board whether, in light of all the circumstances, the Board should accept his offer to retire.

It is also the policy of the Board that every director should notify the Chair of his or her retirement, of any change in employer, and of any other significant change in the director’s principal professional occupation, and in connection with any such change, offer to submit his or her resignation from the Board for consideration by the Corporate Governance and Nominating Committee. The Board, upon recommendation from the Corporate Governance and Nominating Committee, then may consider the continued appropriateness of board membership of such director under the new circumstances and the action, if any, to be taken with respect to the offer to submit his or her resignation. Following the conclusion of fiscal 2018, Ms. Heine notified the Board of her appointment as President and Chief Executive Officer of PreCardia, Inc. The Corporate Governance and Nominating Committee considered this change in her principal occupation and recommended to the Board that Ms. Heine’s continued service on the Board would be appropriate in light of her significant management experience at medical device companies, including her expertise relating to clinical affairs strategy and operations.

Procedures for Shareholder Communications to Directors

Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Shareholder communications to the Board should be sent to:

Corporate Secretary

Attention: Board of Directors

Surmodics, Inc.

9924 West 74th Street

Eden Prairie, MN 55344-3523

Director Attendance Policy

Directors’ attendance at our annual meetings of shareholders can provide our shareholders with an opportunity to communicate with directors about issues affecting the Company. Accordingly, all directors are expected to attend annual meetings of shareholders. All of the Company’s directors attended the last annual meeting of shareholders, which was held on February 21, 2018. The Board does not have a formal policy regarding attendance at the Company’s annual meetings of shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Organization and Compensation Committee, or the Committee, reviews and approves our executive compensation programs. The following discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to our executive officers, including our named executive officers (our “NEOs”), during fiscal 2018. Our NEOs are determined in accordance with SEC rules. For fiscal 2018, our NEOs were:

Name	Title

Gary R. Maharaj	President and Chief Executive Officer
Timothy J. Arens	Vice President, Corporate Development and Strategy, and interim Vice President, Finance and Chief Financial Officer
Thomas A. Greaney	Chief Operating Officer, Medical Devices
Andrew D. C. LaFrence	Former Vice President, Finance and Information Systems, and Chief Financial Officer
Bryan K. Phillips	Sr. Vice President, Legal and Human Resources, General Counsel and Secretary
Gregg S. Sutton	Vice President, Research and Development

Executive Transitions. Mr. LaFrence’s employment with the Company ended on May 25, 2018. Effective upon the end of his employment with the Company, Mr. Arens was appointed to serve as the Company’s interim Vice President, Finance, and Chief Financial Officer, and principal financial officer (in addition to his responsibilities as the Company’s Vice President, Corporate Development and Strategy).

Executive Summary

The Committee believes our executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the short- and long-term interests of shareholders.

Fiscal 2018 Performance Highlights. We believe that our executive compensation programs are aligned with our performance and the objectives of our compensation philosophy (discussed below), as highlighted by the following factors:

•

Overall, we were pleased with our fiscal 2018 results and the corresponding improvement in shareholder value as reflected in our stock price. Our stock price increased approximately 133% from a price of $32.10 per share at the beginning of fiscal 2018 to a price of $74.65 per share at the end of fiscal 2018.

•

Over the last several years, we have been executing a strategy to expand our medical device business to offer intravascular medical device products (“whole-product solutions”). During fiscal 2018, we made significant progress executing this strategy, including as follows:

-

In the first quarter of fiscal 2018, we enrolled the first patient in TRANSCEND, the pivotal clinical trial for the SurVeil® DCB. During the remainder of fiscal 2018, we continued to make progress enrolling patients in the trial.

-

In the second quarter of fiscal 2018, we received FDA clearance for our Telemark™ coronary and peripheral support microcatheter; and we entered into an agreement with Abbott Vascular, Inc. (“Abbott”), which agreement provided Abbott with exclusive worldwide commercialization rights for the SurVeil DCB (the “Abbott Agreement”).

-

In the third quarter of fiscal 2018, we received FDA clearance for our .018” low-profile percutaneous transluminal angioplasty balloon dilation catheter, which product is designed for a broad range of peripheral angioplasty procedures; and we acquired an innovative thrombectomy platform technology and related intellectual property with broad potential peripheral vascular applications.

•

In addition to the strategic accomplishments noted above, overall, we were pleased with our financial results for fiscal 2018. Our fiscal 2018 revenue was $81.3 million, up 11.2% compared to fiscal 2017.

For a more detailed discussion of our fiscal 2018 results, please refer to the financial statements for the fiscal year ended September 30, 2018 included in our Annual Report.

Fiscal 2018 Executive Compensation Highlights. Highlights of our fiscal 2018 executive compensation program include the following:

•

Pay-for-Performance. A substantial portion of the compensation for each of our NEOs is tied to Company performance against objectives set by the Committee. As a group, approximately 66% of the target total compensation for our NEOs (base salary, target annual incentive and long-term equity awards based on grant date fair value) is provided in the form of variable, at-risk compensation.

•

Fiscal 2018 Annual Incentive Plan: We established rigorous financial and strategic objectives tied to the Company’s Board of Director approved annual operating plan. Based on our performance relative to those objectives, the aggregate payout under the incentive plan was approximately 114% for the fiscal year. As discussed below, in recognition of the ongoing success of the company’s strategic initiatives and the many significant accomplishments in fiscal 2018, the Committee determined that the overall achievement percentage for the fiscal 2018 annual incentive plan should be 150% of the applicable target.

•

Equity Incentive Awards: Historically, we have granted equity awards to our NEOs with both performance vesting and time vesting conditions. Both of these vehicles are aligned with the long-term interests of our shareholders. The value realized from the performance share awards is based on achievement of specified corporate performance objectives. We substantially achieved the objectives established for our fiscal 2016-18 performance share program resulting in a payout of approximately 128%. During the three-year period ending with fiscal 2018, our stock price increased 242% from a price of $21.85 per share at the beginning of fiscal 2016 to a price of $74.65 per share at the end of fiscal 2018. We also periodically grant special one-time equity awards to certain executive officers in limited circumstances. In fiscal 2018, we granted Mr. Arens a special one-time grant in connection with his appointment as our interim Vice President of Finance and Chief Financial Officer. Beginning in fiscal 2018, the long-term incentive compensation for our executive officers was provided in the form of stock options and restricted shares. As discussed in greater detail below, the Committee determined that this mix was appropriate in light of the current stage of our whole-product solutions strategy and the alignment provided by these awards with the long-term nature of the strategic decisions that are being made in connection with that strategy.

•

Market-based Approach to Establishing Compensation. As a helpful reference point in making executive compensation decisions, the Committee utilizes market data from an appropriate and relevant group of peer companies. For fiscal 2018, the peer group consisted of 20 companies of comparative size (revenue, number of employees, and market capitalization) and business profile (generally medical device and equipment manufacturers and suppliers).

•

Shareholder Advisory Vote on Executive Compensation. At our annual meeting of shareholders held in February 2018, we held an advisory vote on executive compensation. Approximately 96% of our shareholders that voted on this proposal approved the compensation of our NEOs as disclosed in the proxy statement for that meeting. The Committee reviewed these final vote results and determined that, given the level of support, no material changes to our executive compensation policies and programs were necessary as a result of the advisory vote on executive compensation.

Executive Compensation Governance Highlights. We believe that the following executive compensation-related practices, which were in effect during fiscal 2018, serve our shareholders’ long-term interests:

What We Do		What We Don’t Do

✓	Maintain an executive compensation program designed to align pay with performance.	✘	No tax gross-ups or single-trigger equity acceleration upon a change of control.
✓	Structure a substantial portion of pay opportunities in the form of ‘‘at-risk’’ performance-based compensation.	✘	No excessive perquisites.
✓	Conduct an annual say-on-pay vote.	✘	No guaranteed bonuses.
✓	Maintain an incentive compensation clawback policy.	✘	No backdating or repricing of stock options.
✓	Utilize robust stock ownership guidelines for executive officers and directors.	✘	No supplemental executive retirement plans.
✓	Have double-trigger change of control severance arrangements.
✓	Retain an independent compensation consultant and periodically conduct a compensation risk review.

Compensation Philosophy and Objectives

Our compensation philosophy is performance-based, and focuses on aligning the financial interests of our executive officers with those of our shareholders. Generally, this is accomplished by placing a substantial portion of our executive officers’ total compensation “at risk,” while providing overall compensation opportunities that are comparable to market levels. We provide our executive officers with a total compensation opportunity, including cash and equity elements, at levels competitive with those provided by comparable companies and within the middle range of comparative pay at peer companies when the Company achieves the targeted performance levels. Together, these elements provide a balanced focus on both short- and long-term goals while reinforcing our pay-for-performance philosophy. Specifically, our executive compensation programs are designed to:

•	attract, retain and motivate experienced and well-qualified executive officers who will enhance the Company’s operating and financial performance;

•	provide an overall compensation opportunity that rewards individual and corporate performance based on Company objectives that, if achieved, have the potential to enhance shareholder value; and

•	encourage executive stock ownership to link a meaningful portion of compensation to the value of Surmodics common stock.

Significant At-Risk Compensation. The charts below illustrate the fiscal 2018 target total compensation pay mix, comprised of base salary, target incentive opportunity under the fiscal 2018 cash incentive plan and fiscal 2018 long-term incentive awards (presented using their grant date fair values) for the Chief Executive Officer and other NEOs. As illustrated below, approximately 73% of our Chief Executive Officer’s and 62% of our other NEOs’ compensation was variable and at-risk.

CEO Pay Mix at Target	Other Named Executive Officers Pay Mix at Target

A key aspect of the design of our incentive plans is the requirement that, in order for incentive compensation to be paid, our actual performance must achieve at least the threshold level of performance established for the applicable objectives. In years where our actual performance does not achieve the threshold level for the applicable objectives, no incentive compensation is paid. We believe this design reinforces our pay-for-performance philosophy. The table below provides the payouts under our incentive plans for each of our past five fiscal years and under our performance share programs for each of the last five three-year performance periods (reflecting corporate financial and strategic objectives).

Annual Incentive Plans		Performance Share Programs
Fiscal Year	Payout	Performance Period	Payout

2018	114.2%	2016 - 2018	128.3%
2017	108.6%	2015 - 2017	122.0%
2016	150.0%	2014 - 2016	98.0%
2015	135.1%	2013 - 2015	99.3%
2014	96.8%	2012 - 2014	157.0%

A description of our fiscal 2018 annual incentive plan is provided below under the heading “Cash Incentive Compensation.” A description of the performance share program that ended in fiscal 2018 is provided below under the heading “Long-term Incentive Compensation.”

Establishing Executive Compensation

The Committee evaluates our executive compensation programs annually and considers a number of factors when determining the compensation for the Company’s executive officers. In particular, the Committee considers the executive’s experience and qualifications, the scope of the executive’s responsibilities and ability to influence our performance, the competitiveness of the Company’s executive compensation programs, individual performance, and the executive’s current and historical compensation levels. The Committee receives input from our Chief Executive Officer concerning each officer’s individual performance. Additionally, to assist it in its review of executive compensation, the Committee has retained an independent compensation consultant.

Independent Compensation Consultant. Since May 2016, the Committee has engaged Pay Governance LLC (the “Independent Consultant”), an independent compensation consulting firm, to provide consulting services on matters related to executive compensation, including consultation regarding (i) the competitiveness of our executive compensation programs relative to market practices and peer group data, (ii) the design and structure of our short- and long-term incentive programs, (iii) management recommended levels of compensation for NEOs other than the CEO, and (iv) consultation regarding proxy statement preparation and other executive compensation services as requested by the Committee. During its engagement, the Independent Consultant attended all of the regularly-scheduled meetings of the Committee, reported directly to the Committee, and, as necessary, communicated directly with the Committee without management present.

Executive Compensation Peer Companies and Competitive Market. The Committee assesses the competitiveness of our executive compensation programs relative to market practices and peer group data. It does not, however, base its decisions solely on such data. For fiscal 2018, the Committee selected the companies that constitute the peer group of companies (the “Peer Group”) after discussing various recommendations from the Independent Consultant. The Peer Group was selected using criteria designed to identify companies that reflect our size (measured by revenue, market capitalization, and other size measures) and business profile (generally medical device and equipment manufacturers and suppliers). During fiscal 2018, the Independent Consultant recommended the following changes to the Peer Group: (a) removal of Vascular Solutions, Inc., Derma Sciences, Inc., and Hansen Medical because each of those companies were recently acquired, (b) removal of Utah Medical Products Inc. because it no longer met the criteria for inclusion within the Peer Group, and (c) addition of ConforMIS, Inc. and Tactile Systems Technology, Inc., because both of those companies generally met the criteria for inclusion within the Peer Group. Based on this review, the Committee approved the following Peer Group:

Anika Therapeutics Inc.	Cogentix Medical, Inc.	Iridex Corporation
AtriCure, Inc.	ConforMIS, Inc.	LeMaitre Vascular, Inc.
Atrion Corp.	CryoLife Inc.	OraSure Technologies, Inc.
AxoGen, Inc.	Cutera, Inc.	Rockwell Medical, Inc.
Biolase, Inc.	Endologix Inc.	Staar Surgical Company
Cardiovascular Systems Inc.	Entellus Medical, Inc.	Tactile Systems Technology, Inc.
Cerus Corporation	GenMark Diagnostics, Inc.

With the assistance of the Independent Consultant, the Committee uses data from the Peer Group to establish a competitive market range (+/- 15% of the market 50th percentile) within which individual pay can be positioned. The Independent Consultant presents to the Committee an analysis that identifies the competitive market median range for each NEO based on their respective, or substantially similar, positions at companies within the Peer Group. In cases where the data from the Peer Group was unavailable or insufficient, a competitive market median range was derived from survey data reflecting companies of comparative size and business profile. Additionally, for certain of our NEOs, the competitive market position was adjusted to account for individual factors, such as, scope of responsibility.

Role of Executive Officers. Our executive officers have no role in recommending or setting their own compensation. Our Chief Executive Officer makes recommendations for compensation for his direct reports (including base salary and target incentive levels) and provides input on their performance. He also provides input regarding financial and operating goals and metrics. Our Chief Financial Officer certifies the financial results used to determine the payouts for our annual incentive plan and performance-based equity grants. The Committee considers, discusses, modifies as appropriate, and takes action on the management recommendations that are presented for review.

Overview of Executive Compensation Components

The principal components of our executive compensation programs for fiscal 2018 consisted of annual cash compensation and long-term incentive compensation, and are generally shown in the diagram below. We also provide our executive officers with change of control benefits, and offer them participation in our 401(k) plan, health and welfare insurance programs, flexible spending accounts and certain other benefits available generally to all full-time employees.

Cash-based Compensation Base Salary Annual Incentive Stock Options Long-term Incentives Restricted Shares Other Benefits Change of Control "Base wage. "Provides a minimum, fixed level of cash compensation. "Annual cash incentive award based on corporate performance. "Motivates achievement of annual business operating plan goals. "Further aligns the interest of executives with those of shareholders. "Longer term incentive compensation based on corporate performance. "Underscores our "pay-for-performance" philosophy. "Ensure impartiality and objectivity in the event of a change-in-control situation to protect shareholder interests. "None provide gross-ups for excise taxes."double trigger" required benefits.

Annual Cash Compensation

Annual cash compensation includes base salary and compensation available under our annual incentive plan. All of our cash compensation represents short-term compensation that is earned within a single fiscal year and paid in that fiscal year or shortly thereafter.

Base Salary. Base salaries provide a level of cash compensation to each executive intended to provide stability and reduce the incentive for excessive risk-taking. The Committee generally sets base salaries within a competitive range (i.e., +/- 15% of the market 50th percentile) of base salary levels for executives in comparable positions within the Peer Group. The range allows for pay decisions to take into account individual factors such as performance, potential, expertise, and experience. At the beginning of fiscal 2018, the Independent Consultant presented to the Committee an analysis that identifies the median base salary ranges for each of our NEOs compared to their respective, or substantially similar, positions in the Peer Group. Using this approach, the Committee approved base pay increases for each of our NEOs. The following table shows the annualized base salaries for each of our executive officers for each of the past two fiscal years:

Executive	2017 Base Salary ($)	2018 Base Salary ($)(1)	Percent Increase

Gary R. Maharaj	537,900	555,000	3.2%
Timothy J. Arens	253,900	261,500	3.0%
Thomas A. Greaney	318,954	334,902	5.0%
Andrew D. C. LaFrence (2)	286,400	315,100	10.0%
Bryan K. Phillips	333,500	350,100	5.0%
Gregg S. Sutton	282,200	290,700	3.0%

(1)

Reflects the base salary approved by the Committee at its first regularly scheduled meeting in fiscal 2018, which meeting occurred in November 2018. Changes in base salary typically become effective on January 1 of each year. As a result, the amount of salary actually received in any year may differ from the annual base salary amount shown above. The amount of base salary actually received during fiscal 2018 is shown in the Summary Compensation Table below.

(2)	Mr. LaFrence’s employment with the Company ended on May 25, 2018.

The increase in base salary for Mr. LaFrence reflected a market adjustment to enhance the position of his salary within the competitive market median range within the Peer Group.

Cash Incentive Compensation. Cash incentive compensation for all of our employees, including our NEOs, was provided through a cash-based annual incentive plan. The annual incentive plan is designed to motivate our employees, including our executive officers, to achieve both short- and long-term goals that, if achieved, would have the potential to significantly enhance shareholder value.

Target Incentive Opportunity. Consistent with our compensation philosophy and objectives, the Committee generally sets the target incentive opportunity within the median range for annual cash incentive target pay at our peer group. For fiscal 2018, based on its review of the market data, the Committee established a target incentive opportunity of 75% of base salary for our Chief Executive Officer, 45% of base salary for our executive officers that report directly to the CEO, and 40% for all other executive officers. The following table shows the target incentive opportunity for each of our NEOs:

	Incentive Opportunity (as % of base salary)
Executive	2017 Base Target (%)	2018 Base Target ($)(1)

Gary R. Maharaj	75.0%	416,250
Timothy J. Arens (2)	40.0%	104,600
Thomas A. Greaney	45.0%	150,706
Andrew D. C. LaFrence	45.0%	141,795
Bryan K. Phillips	45.0%	157,545
Gregg S. Sutton	45.0%	130,815

(1)

Amounts shown as calculated as a percentage of the base salary approved by the Committee for fiscal 2018. The incentive actually earned by each NEO (as shown in the Summary Compensation Table) is based on the base salary actually earned in fiscal 2018.

(2)	Prior to his appointment as our interim Vice President of Finance, and Chief Financial Officer, Mr. Arens did not report directly to our CEO.

Fiscal Year 2018 Performance Objectives. Performance under the annual incentive plan was based upon the achievement of financial objectives and strategic objectives. The financial objectives for Messrs. Arens, LaFrence, Maharaj, Phillips and Sutton were based entirely on corporate financial objectives (as described below). The financial objectives for Mr. Greaney were a combination of the same corporate financial objectives and business unit revenue, each weighted as provided below. The strategic objectives (as described below) reflected our fiscal 2018 priorities. The Committee approved the targets for the financial objectives and the strategic objectives based on the board-approved annual operating plan for fiscal 2018.

The corporate financial objectives were specified levels of revenue and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) (disclosed in the table below under the column titled “Actual Performance”), each weighted equally. The Committee determined that these objectives were appropriate because they are financial metrics that are widely used by management, our Board, investors, and analysts to evaluate our performance. In addition, each executive officer can contribute (directly or indirectly) to the achievement of these objectives. The business unit financial objective for Mr. Greaney was a specified level of revenue for our Medical Device business unit. The following table shows the weighting of the financial objectives and strategic objectives as a percentage of the total incentive opportunity for each of our NEOs:

	Financial Objectives
Strategic Objectives	Corporate Revenue	Corporate EBITDA	Business Unit Revenue	Strategic Objectives

Gary R. Maharaj	30%	30%	n/a	40%
Timothy J. Arens	30%	30%	n/a	40%
Thomas A. Greaney	15%	15%	30%	40%
Andrew D. C. LaFrence	30%	30%	n/a	40%
Bryan K. Phillips	30%	30%	n/a	40%
Gregg S. Sutton	30%	30%	n/a	40%

For all of our executive officers, including our Chief Executive Officer, payouts associated with the corporate financial objectives (if any) could range between 50% (at threshold) and 150% (at maximum) of the target opportunity based upon the actual performance against each measure. No payout would be available under the plan unless at least the threshold level of corporate EBITDA was achieved.

The strategic objectives (described below) were associated with the SurVeil DCB and our whole product solutions strategy reflecting separate milestones generally within the following areas: (1) milestones associated with our clinical research programs, including the TRANSCEND clinical study (constituting approximately 70% of the incentive opportunity associated with the strategic objectives); and (2) milestones associated with the development of proprietary products (constituting approximately 30% of the incentive opportunity associated with the strategic objectives). The Committee determined that these objectives were appropriate because their achievement would have the potential to advance our whole-product solutions strategy and significantly enhance shareholder value. For all of our executive officers, including our Chief Executive Officer, payouts associated with the strategic objectives could range between 0% (if none of the objectives were achieved) and 150% (if all of the objectives were achieved) of the target incentive opportunity based upon which of the objectives were achieved and their respective value.

Actual Performance. At the Committee’s November 2018 meeting, the Committee confirmed the Company’s performance against the financial objectives and the strategic objectives. The achievement percentage associated with each financial objective was determined by interpolating actual performance within the applicable performance range. The achievement percentage associated with the strategic objectives was determined by multiplying a target value for each milestone by a performance factor based on exceeded, full, partial or no achievement of the milestone relative to a specified target completion date. Based on the Company’s performance, the Committee determined the payouts associated with the corporate financial objectives, business unit financial objectives, and strategic objectives as follows (all dollar values are in millions):

Corporate Financial Objectives	Weight (%)	Threshold ($)	Target ($)	Maximum ($)	Actual Performance ($)(1)	Achievement (%)

Corporate EBITDA	33.3%	-1.58	0.20	7.34	6.37	143.2%
Corporate Revenue	67.7%	70.84	74.57	83.89	81.34	136.3%
				Combined Achievement:		138.6%

Business Unit Financial Objectives	Threshold ($)	Target ($)	Maximum ($)	Actual Performance ($)(1)	Achievement (%)

Medical Device Revenue	51.94	54.67	61.51	60.51	142.7%

(1)

Amounts reflect the adjustments noted below under the heading “Adjustments for Significant Events”, which also includes information disclosing how the corporate financial objectives reconcile with the Company’s audited consolidated financial statements.

Strategic Objectives	Value (% of Target)	Actual Performance	Achievement (% of Target)

Clinical research programs	80.0%	Partial Achievement (84.4%)	67.5%
Proprietary product development	20.0%	Partial Achievement (50.0%)	10.0%
		Combined Achievement:	77.5%

The overall achievement percentage for each executive was determined by adding the products of the assigned weighting and achievement percentage for each component. Using this methodology, the Committee approved the following overall achievement percentages:

	Corporate Financial Objectives		Business Unit Financial Objectives		Strategic Objectives		Overall Achievement
	Weight	Achievement	Weight	Achievement	Weight	Achievement

Gary R. Maharaj	60.0%	138.6%	n/a	n/a	40.0%	77.5%	114.2%
Timothy J. Arens	60.0%	138.6%	n/a	n/a	40.0%	77.5%	114.2%
Thomas A. Greaney	30.0%	138.6%	30.0%	142.7%	40.0%	77.5%	115.4%
Andrew D. C. LaFrence (1)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Bryan K. Phillips	60.0%	138.6%	n/a	n/a	40.0%	77.5%	114.2%
Gregg S. Sutton	60.0%	138.6%	n/a	n/a	40.0%	77.5%	114.2%

(1)	Mr. LaFrence’s employment with the Company ended on May 25, 2018. As a result, he was not eligible to receive a payout under the fiscal 2018 annual incentive plan.

In connection with its determination regarding the overall achievement percentage, the Committee considered the impact of the ongoing success of the Company’s strategic initiatives and the many significant accomplishments in fiscal 2018, including the (a) meaningful progress enrolling patients in the TRANSCEND clinical trial, (b) signing of the Abbott Agreement and ongoing support of the collaboration activities under that agreement, and (c) development and regulatory approval of new proprietary products in furtherance of the Company’s whole-product solutions strategy. Based on these factors, and in recognition of their potential to create significant shareholder value, the Committee determined that the overall achievement percentages for the corporate and business unit components of the plan should be 150%, which was the maximum possible payout under the plan. The Committee believes that the exercise of discretion based on a qualitative assessment of non-financial, non-formulaic factors, such as those noted above, are consistent with our Company’s culture. The Committee also believes, however, that the exercise of this type of discretion would be limited to unique or extraordinary circumstances.

The actual incentive payouts were determined by multiplying the named executive officer’s eligible earnings by his target incentive opportunity, and then by the overall achievement percentage. The following table summarizes the compensation earned by our NEOs under the plan:

Executive	Target Payout (%)	Overall Achievement (%)	Actual Payout (%)	Actual Payout ($)(1)

Gary R. Maharaj	75%	150.0%	112.5%	619,566
Timothy J. Arens	40%	150.0%	60.0%	155,760
Thomas A. Greaney	45%	150.0%	67.5%	225,238
Andrew D. C. LaFrence (2)	45%	n/a	n/a	n/a
Bryan K. Phillips	45%	150.0%	67.5%	233,516
Gregg S. Sutton	45%	150.0%	67.5%	194,788

(1)

Amounts reflect amounts earned by each executive under the plan (i.e., at 114.2% and 115.4% payouts, as applicable and amounts paid on a discretionary basis based on the committee’s determination that the overall achievement percentage for the corporate and business unit objectives under the plan should be 150%.

(2)	Mr. LaFrence’s employment with the Company ended on May 25, 2018. As a result, he was not eligible to receive a payout under the fiscal 2018 annual incentive plan.

Long-Term Incentive Compensation

Long-term incentive (“LTI”) compensation provides our executive officers with financial rewards based on the long-term performance of the Company. The Committee believes that this form of compensation promotes long-term retention and aligns the interests of our executive officers with those of our shareholders through stock ownership. Historically, our LTI compensation has consisted of the following types of equity awards:

•

Stock Options. Stock options provide value only when the price of our Company’s stock appreciates over the grant price. The number of shares subject to the stock option is determined by dividing the target value of the award by the grant date fair value of the award estimated using the Black-Scholes valuation model. All stock option grants have an exercise price that is equal to the closing market price of our common stock on the date of grant, a seven-year term, and vest in equal increments of 25% per year beginning on the first anniversary of the date of grant.

•

Restricted Shares. Restricted shares are shares that are subject to forfeiture if certain time-based restrictions are not met. Restricted shares granted to our NEOs vest ratably over a three-year period beginning on the first anniversary of the date of grant. The number of shares subject to the award is determined by dividing the target value by the closing market price of our common stock on the date of grant.

•

Performance Shares. Performance shares are shares whose vesting is contingent upon the achievement of specified performance objectives over a three-year period. The target number of shares is determined by dividing the target value by the closing market price of our common stock on the date of grant. The number of shares that will actually vest, if any, ranges between 20% (at threshold) and 200% (at maximum) of the target number of shares based on the Company’s actual performance against the performance objectives.

The Committee selects the type and mix of equity awards to be provided to our executive officers based on its assessment of the advantages provided by each award. The Committee also considers the forms and amounts of outstanding equity awards held by our NEOs, the financial accounting and tax treatment on our company, and the tax treatment to our NEOs, in determining the form and amount of equity compensation to award.

Special, one-time awards are used in limited circumstances, including, as may be necessary to attract, retain and motivate experienced and well-qualified executive officers. Following Mr. LaFrence’s resignation, in July 2018, the Committee approved special, one-time equity awards to Mr. Arens in connection with his appointment as our interim Vice President of Finance, and Chief Financial Officer. The awards granted to Mr. Arens had a grant fair value of $50,000 (split equally between stock options and restricted shares) and will vest in two equal annual increments beginning on the first anniversary of the grant date. No other special, one-time grants were made in fiscal 2018 to our NEOs.

Using the same analytical approach described for annual base salary and short-term incentives, the Independent Consultant identifies a competitive market range for long-term incentive target pay for the CEO and each NEO. Target LTI is expressed as a dollar value from which the underlying shares subject to the LTI award are determined based on the grant date fair value (i.e., Black-Scholes, in the case of stock options, and market price at the close of business on the grant date, in the case of restricted shares). While the Committee considered the data from the Peer Group as a market check when setting the target long-term incentive opportunity, it did not base its decision solely on such data. The target long-term incentive opportunity for our executives (other than the CEO) was the same reflecting our desire to encourage collaboration among our executive team and our view that each executive can contribute (directly or indirectly) to the achievement of our long-term objectives. In recognition of the increased scope of their responsibilities, the target long-term incentive opportunity for our executives that report directly to our CEO was slightly higher than the opportunity for our other executive officers.

Fiscal 2018 LTI Compensation. In fiscal 2018, the long-term incentive compensation for our executive officers was provided in the form of stock options (constituting 60% of the target value) and restricted shares (constituting 40% of the target value). The Committee determined that this mix of long-term incentives were appropriate because the full implementation of our whole-product solutions strategy is expected to occur over a number of years, and further because of the challenges associated with setting appropriate multi-year objectives during the early-stages of the execution of that strategy. The Committee also believes that these awards align management’s interests with the long-term nature of the strategic decisions that are being made in connection with our whole-product solutions strategy, and will, as a result, enhance our ability to retain our executive management team as we execute our business strategy. In the future, the Committee will continue to evaluate and select the form and mix of long-term incentive compensation (which may include stock options, restricted shares, performance shares, or other long-term incentives) provided to our executive officers that it believes best accomplishes the goals discussed above.

The table below shows the target values of each LTI component provided to our NEOs:

Executive	Stock Options ($)(1)	Restricted Shares ($)(2)	Total Target LTI ($)
Gary R. Maharaj	645,000	430,000	1,075,000
Timothy J. Arens (3)	195,000	130,000	325,000
Thomas A. Greaney	225,000	150,000	375,000
Andrew D. C. LaFrence	225,000	150,000	375,000
Bryan K. Phillips	225,000	150,000	375,000
Gregg S. Sutton	225,000	150,000	375,000

(1)	Represents the grant date fair value of stock options (as estimated using the Black-Scholes option pricing model) awarded to each executive officer.

(2)	Represents the grant date fair value of the restricted shares awarded to each executive officer.

(3)

Prior to his appointment as our interim Vice President of Finance, and Chief Financial Officer, Mr. Arens did not report directly to our CEO. The value shown for Mr. Arens does not include the value of the special, one-time equity awards granted to Mr. Arens in connection with his appointment as our interim Vice President of Finance and Chief Financial Officer.

Fiscal Year 2016 – 2018 Performance Share Program Results. At its November 2018 meeting, the Committee reviewed and approved the results for the performance share program that began in fiscal 2016 and was completed at the end of fiscal 2018 (the “2016 PSP”). The performance objectives for this performance share program were specified as cumulative revenue and adjusted EBITDA over the three-year performance period. Our stock price increased 242.7% from a price of $21.85 per share at the beginning of fiscal 2016 to a price of $74.65 per share at the end of fiscal 2018. The table below shows the 2016 PSP performance objectives, results and calculated payout.

Performance Objectives	Weight (%)	Threshold ($) (20% Payout)	Target ($) (100% Payout)	Maximum ($) (200% Payout)	Actual Performance ($) (1)	Weighted Achievement (% of Target)
Revenue	50.0%	178.6	198.4	232.6	223.9	174.5%
EBITDA	50.0%	53.0	59.5	74.3	58.1	82.1%
				Combined Achievement:		128.3%

(1)

Reflects our cumulative financial results for the three-year period ended September 30, 2018. The EBITDA result was $24.5 million in fiscal 2016, $17.4 million in fiscal 2017, and $16.2 million in fiscal 2018. Information disclosing how to calculate EBITDA, a non-GAAP financial measure, from the Company’s audited consolidated financial statements for fiscal 2018 can be found below, including an adjustment to our fiscal 2018 EBITDA result. Our proxy statements related to the Company’s last two annual meetings of shareholders contains information on how to calculate the adjusted EBITDA results for fiscal 2016 and fiscal 2017. The adjusted revenue result was $69.4 million in fiscal 2016, $73.1 million in fiscal 2017, and $81.3 million in fiscal 2018. Where applicable, the cumulative financial results reflect the adjustments approved by the Committee for purposes of determining performance under our incentive programs, including the adjustments to our fiscal 2018 results (discussed below under “Adjustment for Significant Events”).

Adjustments for Significant Events

The Company’s performance-based compensation plans require that when special events (such as, significant one-time revenue events, charges for expenses, acquisitions, divestitures, capital gains, or other adjustments) significantly impact operating results, this impact will be reviewed and evaluated by the Committee when determining the level of achievement of the corporate performance objectives. Committee review is required if the impact represents an amount that is five percent or greater of the Company’s prior year results for the corporate performance objectives. This provision benefits shareholders by allowing management to make decisions of material strategic importance without undue concern for impact on compensation. These adjustments can have both a positive and negative impact on award payouts.

In accordance with these principles, for fiscal 2018, the Committee approved several adjustments to the Company’s results for purposes of determining performance under short- and long-term incentive programs. The following table provides detail on how to calculate certain non-GAAP amounts used in our incentive plans, and provides information on certain adjustments made in fiscal 2018 and provides a brief description of each adjustment:

Fiscal Year 2018 Adjustments to Financial Results

Performance under Incentive Programs

Revenue
GAAP Revenue (1)	$81.3
Adjustments:
None	–

Adjusted Revenue:	$81.3

EBITDA
EBITDA (2)	$ (4.7)
Adjustments:
Amortization of acquisition-related intangible assets and associated tax impact.	2.5
Accretion expense (gain) related to contingent consideration liabilities.	0.7
Litigation-related adjustment.	(0.9)
Net impact of $1.0 million of customer royalty over/under payments.	1.0
Acquisition transaction and other costs of $7.9 million.	7.9

Adjusted EBITDA	$ 6.4
(all amounts are in millions)

(1)	GAAP revenue, as reported.

(2)

Reflects the Company’s reported operating loss of $8.8 million adjusted to include a total of $3.9 million in depreciation and non-acquisition related amortization expense recognized during fiscal 2018.

(3)	The data in the above chart has been intentionally rounded and, therefore, may not sum.

The fiscal 2018 EBITDA result used for the 2016 PSP was $16.2 million, which includes the adjustments noted above as well as a $9.8 million adjustment associated with SurVeil DCB clinical trial expense. The Committee determined that these adjustments were appropriate in light of the significant increases in investments to support the Company’s whole-product solutions strategy, including the Company’s decision in fiscal 2017 to fund the TRANSCEND clinical trial.

Clawback Policy

Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) directs the SEC to issue rules to require national securities exchanges and national securities associations to list only those companies that implement a policy requiring the mandatory recoupment of incentive compensation paid to current and former executive officers for the three-year period preceding a restatement of a listed company’s financial statements that would not have been paid under the restated financial statements. The SEC has not yet issued final rules to implement this aspect of the Act. Notwithstanding this fact, in December 2015, based upon the recommendation of the Committee, the Board approved a clawback policy regarding the recovery of incentive compensation from our executive officers (including our NEOs) in certain circumstances. Under the policy, the Company will require reimbursement or forfeiture of all or a portion of any incentive-based compensation (including cash- or equity-based compensation) awarded to an executive officer of the Company where the Committee has determined that all of the following factors are present: (a) the Company is required to prepare an accounting restatement to correct an error that is material to previously issued financial statements, (b) the incentive-based compensation was granted, vested or earned based wholly or in part on the achievement of certain financial reporting measures that were affected by the restatement and such grant, vesting or earning occurred during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement, (c) the amount of incentive-based compensation granted to, vested in or earned by the executive officer was greater than the amount that otherwise would have been granted to, vested in or earned by the executive officer if determined based upon the restated financial results, and (d) fraud or intentional misconduct on the part of one or more current or former executive officers was a significant contributing factor to the restatement. In determining whether, in its discretion, there are appropriate circumstances to require such reimbursement, cancellation or recovery, the Committee can consider relevant facts and circumstances, including without limitation, the degree to which any particular executive officer was involved in the fraud or misconduct that contributed to the financial restatement, the extent to which any particular executive officer acted in the normal course of the executive officer’s duties and in good faith. Once final regulations are adopted by the SEC, the Committee intends to revise the clawback policy as necessary to comply with the regulations.

Change of Control Agreements

Compensation in a change of control situation is designed: (1) to protect the compensation already earned by executives and to ensure that they will be treated fairly in the event of a change of control; and (2) to help ensure the retention and dedicated attention of key executives critical to the ongoing operation of the Company. We believe shareholders will be best served if the interests of our executive officers are aligned with those of our shareholders. Consistent with these principles, we have provided each of our executive officers with change-of-control benefits so that our executive officers can focus on our business without the distraction of searching for new employment. None of the agreements providing these benefits require the Company to make excise tax gross-up payments upon a change of control. Moreover, the Committee has determined that it does not intend to enter into any agreements or arrangements that will require the Company to make excise tax gross-up payments to any person.

The Company has entered agreements with our NEOs providing each of them with certain benefits payable if the Company undergoes a change of control (as defined in the agreements). The term of these agreements extends until the twelve-month anniversary of the date on which a change of control occurs. Each agreement will automatically terminate and the executive will not be entitled to any of the compensation and benefits described in the agreement if, prior to a change of control occurring, the executive’s employment with the Company terminates for any reason or no reason, or if the executive no longer serves as an executive officer of the Company. No benefits are payable to an executive officer under the agreement unless both a change of control occurs, and the executive’s employment is terminated by the Company within 12 months after a change of control without cause, or by the executive for good reason. Absent a “change of control,” the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits. Our change of control agreements are discussed in more detail in the “Potential Payments Upon Termination or Change of Control” section of “Executive Compensation.”

Other Compensation

We provide our executive officers with the same benefits as our other full-time employees, including medical and insurance benefits and a 401(k) retirement plan.

Committee Consideration of the Company’s 2018 Shareholder Vote on Executive Compensation

When setting compensation, and in determining compensation policies, the Committee took into account the results of the shareholder advisory vote on executive compensation that took place in February 2018. In those votes, which were advisory and not binding, approximately 96% of our shareholders voting on this matter approved the compensation of our NEOs as disclosed in the proxy statement for the 2018 Annual Meeting of Shareholders. The Committee believes that our executive compensation program has been tailored to our company’s business strategies, aligns pay with performance and reflects many of the best practices regarding executive compensation. The Committee will continue to consider shareholder sentiments about our core principles and objectives when determining executive compensation.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended September 30, 2018 with management. Based on the foregoing reviews and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2019 Annual Meeting of Shareholders to be held on February 13, 2019.

Members of the Organization and

Compensation Committee:

David R. Dantzker, M.D., Chair

José H. Bedoya

Lisa W. Heine

Ronald B. Kalich

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table shows the compensation awarded to, earned by or paid to our NEOs during the last three fiscal years. You should refer to Compensation Discussion and Analysis above to understand the elements used in setting the compensation for our NEOs.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total Compensation
Gary R. Maharaj	2018	550,725	148,696	430,000	645,000	619,566	8,250	2,253,541
President and Chief Executive Officer	2017	525,675	—	510,000	340,000	342,530	4,363	1,722,568
	2016	481,000	—	375,000	375,000	432,900	4,879	1,668,779
Timothy J. Arens (7) Vice President, Corporate Development and Strategy, and interim Vice President, Finance and Chief Financial Officer	2018	259,600	37,382	155,000	220,000	118,378	8,271	798,631
Thomas A. Greaney (8)	2018	333,686	52,556	150,000	225,000	172,683	37,978	971,903
Chief Operating Officer, Medical Devices	2017	289,108	—	195,000	130,000	130,198	28,911	773,218
Andrew D. C. LaFrence (9)	2018	211,576		150,000	225,000	—	4,426	591,002
Former Vice President, Finance and Information Systems, and Chief Financial Officer	2017 2016	283,650 274,050	— —	195,000 137,500	130,000 137,500	123,218 164,430	6,065 6,065	737,933 719,545
Bryan K. Phillips	2018	345,950	56,044	150,000	225,000	177,472	8,474	962,940
Senior Vice President, Legal and Human Resources, General Counsel & Secretary	2017 2016	326,600 302,975	— —	195,000 137,500	130,000 137,500	141,875 181,785	8,461 8,768	801,936 768,528
Gregg S. Sutton Vice President, Research and Development	2018	288,575	46,749	150,000	225,000	148,039	6,542	864,905

(1)	Reflects base salary earned in each applicable period.

(2)

Reflects amounts paid on a discretionary basis based on the Committee’s determination that the overall achievement percentage for the corporate and business unit objectives under the fiscal 2018 annual cash incentive plan should be 150%, which was higher than the actual achievement percentage for fiscal 2018. Amounts paid under the fiscal 2018 annual cash incentive plan are disclosed under the “Non-Equity Incentive Plan Compensation” column. See the Compensation Discussion and Analysis above.

(3)

Reflects the aggregate grant date fair value of options, restricted stock and performance shares in accordance with Accounting Standards Codification Topic 718 (ASC 718), but excluding the effect of estimated forfeitures related to service-based vesting conditions. Because the grant dates cover the date on which the compensation was granted and not the performance period over which the compensation would be earned, the compensation is reflected in the fiscal year in which the award was approved rather than in the year to which the performance relates. The ultimate payout value may be significantly more or less than the amounts shown, and could be zero, depending on the Company’s performance against the relevant performance objectives (in the case of performance shares) and the price of our common stock at the end of the performance or restricted period or the expiration of stock options. For a description of the performance criteria applicable to the performance shares, see “Compensation Discussion and Analysis — Elements of Executive Compensation; Long-Term Incentive Compensation.”

(4)

Reflects the aggregate grant date fair value of restricted stock and performance shares awarded to each NEO under ASC 718. With respect to performance share awards, amounts represent achievement at the “target” level. The table below shows the aggregate grant date fair value of performance share awards based on both target and maximum levels of achievement, respectively.

Name	Fiscal Year	Value of Restricted Shares ($)	Value of Performance Shares at Target ($)	Value of Performance Shares at Maximum ($)
Gary R. Maharaj	2018 2017 2016	430,000 170,000	n/a 340,000 375,000	n/a 680,000 750,000
Timothy J. Arens	2018	155,000	n/a	n/a
Thomas A. Greaney	2018 2017 2016	150,000 65,000	n/a 130,000	n/a 260,000
Andrew D. C. LaFrence (1)	2018 2017 2016	150,000 65,000 —	n/a 130,000 137,500	n/a 260,000 275,000
Bryan K. Phillips	2018 2017 2016	150,000 65,000 —	n/a 130,000 137,500	n/a 260,000 275,000
Gregg S. Sutton	2018	150,000	n/a	n/a

(5)	Represents amounts earned under the annual cash incentive plan for each applicable fiscal year, which is discussed in detail in Compensation Discussion and Analysis above.

(6)

Represents matching contributions made by the Company under our 401(k) Plan and amounts received under other benefit plans generally available to all employees. In the case of Mr. Greaney, the amounts represent pension contributions under a pension plan available to the Company’s employees based in Ireland.

(7)	The equity awards for Mr. Arens reflect the special, one-time awards granted in July 2018 in connection with his appointment as our interim Vice President of Finance, and Chief Financial Officer.

(8)

Amounts for Mr. Greaney in this table, and other executive compensation disclosure in this proxy statement, that were denominated, accrued, earned or paid in Euros have been converted to U.S. dollars using the average daily exchange rate of €1.00 to $1.106 for the period from October 1, 2016 to September 30, 2017, and €1.00 to $1.19 for the period from October 1, 2017 to September 30, 2018.

(9)	Mr. LaFrence’s employment with the Company ended on May 25, 2018. Upon the end of his employment, all of his unvested equity awards were forfeited.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2018

The following table sets forth certain information concerning plan-based awards earned by or granted to each of our NEOs during fiscal 2018. You should refer to the sections of Compensation Discussion and Analysis above relating to the annual incentive plan and the long-term incentive program to understand how plan-based awards are determined.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)
Gary R. Maharaj		208,125	416,250	624,375	—	—	—	—
	11/27/17	—	—	—	12,951	—	—	430,000
	11/27/17	—	—	—	—	61,021	33.20	645,000
Timothy J. Arens (5)		52,300	104,600	156,900	—	—	—
	11/27/17	—	—	—	3,915	—	—	130,000
	11/27/17	—	—	—	—	18,448	33.20	195,000
	07/17/18	—	—	—	423	—	—	25,000
	07/17/18	—	—	—	—	1,341	59.10	25,000
Thomas A. Greaney		75,353	150,706	226,059	—	—	—
	11/27/17	—	—	—	4,518	—	—	150,000
	11/27/17	—	—	—	—	21,286	33.20	225,000
Andrew D. C. LaFrence		70,898	141,795	212,693	—	—	—
	11/27/17	—	—	—	4,518	—	—	150,000
	11/27/17	—	—	—	—	21,286	33.20	225,000
Bryan K. Phillips		78,773	157,545	236,318	—	—	—
	11/27/17	—	—	—	4,518	—	—	150,000
	11/27/17	—	—	—	—	21,286	33.20	225,000
Gregg S. Sutton		65,408	130,815	196,223	—	—	—
	11/27/17	—	—	—	4,518	—	—	150,000
	11/27/17	—	—	—	—	21,286	33.20	225,000

(1)

Represents the potential cash payments under the Company’s annual incentive plan at threshold, target and maximum performance. Under the terms of our annual cash incentive plan, results below the threshold level of performance would receive no award. For a further discussion of these awards, see “Compensation Discussion and Analysis — Annual Cash Compensation — Cash Incentive Compensation.”

(2)	Represents the number of restricted shares granted to each NEO as a component of such officers long-term incentive compensation.

(3)

Represents the number of stock options granted to each NEO as a component of such officer’s long-term incentive compensation. The exercise price of the stock options is equal to the closing price of our common stock on the date of grant.

(4)	Represents the aggregate grant date fair value of performance shares (at target), restricted stock awards, and stock options in accordance with ASC 718.

(5)	The equity awards for Mr. Arens reflect the special, one-time awards granted in July 2018 in connection with his appointment as our interim Vice President of Finance, and Chief Financial Officer.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

The table below reflects all outstanding equity awards made to each of the NEOs that were outstanding on September 30, 2018. The market or payout value of unearned shares, units or other rights that have not vested equals $74.65 per share, which was the closing price of the Company’s common stock as listed on The Nasdaq Global Select Market on September 30, 2018, the last day of our last fiscal year.

Name	Option Awards(1)					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Award Grant Date	Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested
		Exercisable	Unexercisable				Number (#)	Market ($)	Number (#)	Market or Payout Value ($)
Gary R. Maharaj	12/02/14	—	10,311	21.03	12/02/21	11/30/16	—	—	2,839(2)	211,931
	12/17/15	—	27,174	20.25	12/17/22	11/30/16	4,732	353,244	—	—
	11/30/16	11,194	33,585	23.95	11/30/23	11/28/17	12,951	966,792	—	—
	11/28/17	—	61,021	33.20	11/28/24	—	—	—	—	—
Timothy J. Arens (3)	12/02/14	—	3,569	21.03	12/02/21	11/30/16	—	—	1,085(2)	80,995
	12/17/15	—	9,963	20.25	12/17/22	11/30/16	1,809	135,042	—	—
	11/30/16	—	12,840	23.95	11/30/23	09/26/17	2,026	151,241	—	—
	11/28/17	—	18,447	33.20	11/28/24	11/28/17	3,915	292,255	—	—
	07/17/18	—	1,341	59.10	07/17/25	07/17/18	423	31,577	—	—
Thomas A. Greaney	12/17/15	9,963	9,964	21.03	12/17/22	11/30/16	—	—	1,085(2)	80,995
	11/30/16	4,280	12,841	23.95	11/30/23	11/30/16	1,809	135,042	—	—
	11/28/17	0	21,285	33.20	11/28/24	11/28/17	4,518	337,269	—	—
Andrew D. C. LaFrence	—	—	—	—	—	—	—	—	—	—
Bryan K. Phillips	11/18/13	12,612	0	22.58	11/18/20	11/30/16	—	—	1,085(2)	80,995
	12/02/14	10,707	3,569	21.03	12/02/21	11/30/16	1,809	135,042	—	—
	12/17/15	9,963	9,964	20.25	12/17/22	11/28/17	4,518	337,269	—	—
	11/30/16	4,280	12,841	23.95	11/30/23	—	—	—	—	—
	11/28/17	—	21,285	33.20	11/28/24	—	—	—	—	—
Gregg S. Sutton	02/16/16	—	10,544	19.42	02/16/23	11/30/16	—	—	1,085(2)	80,995
	11/30/16	—	12,841	23.95	11/30/23	11/30/16	1,809	135,042	—	—
	11/28/17	—	21,285	33.20	11/28/24	11/28/17	4,518	337,269	—	—

(1)	Stock option awards granted generally become exercisable in four equal increments beginning on the first anniversary of the date of grant.

(2)

Represents performance shares granted for the three-year performance period ending September 30, 2019. The performance objectives for this plan are specified levels of revenue and EBITDA over the three-year performance period. Because cumulative performance for the three-year performance period applicable to these performance shares has not yet surpassed the threshold level established for payout, the number of shares and payout value are reported at the threshold level.

(3)	Reflects options transferred during fiscal 2018 pursuant to a qualified domestic relations order.

2018 OPTION EXERCISES AND STOCK VESTED

The table below includes information related to options exercised by each of the NEOs and stock awards that vested during fiscal 2018. The table also includes the value realized for such options and stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gary R. Maharaj	132,864	2,677,212	26,124	1,423,730
Timothy J. Arens (3)	53,731	1,759,818	11,640	672,266
Thomas A. Greaney	—	—	9,615	523,226
Andrew D. C. LaFrence	48,747	1,402,407	904	29,922
Bryan K. Phillips	18,633	366,617	9,615	523,226
Gregg S. Sutton	14,824	794,153	9,987	544,293

(1)	Value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options.

(2)

Value realized on vesting is equal to the market price of the underlying shares at vesting. Represents performance shares granted for the three-year performance period ended September 30, 2018, which shares vested on November 27, 2018.

(3)	Reflects options transferred for value pursuant to a qualified domestic relations order.

Potential Payments Upon Termination or Change of Control

Arrangements with Mr. Maharaj. In connection with his hiring in December 2010, the Company entered into a Severance Agreement with Gary R. Maharaj, our President and Chief Executive Officer. Pursuant to the Severance Agreement, Mr. Maharaj will be eligible for certain severance benefits in the event that his employment is terminated by the Company without cause, or by him for good reason. In particular, in the event his employment is terminated without cause, Mr. Maharaj will receive (1) a severance payment equal to twelve months of his then-current annual base salary, and (2) continuation coverage of life, health and dental benefits for up to 18 months. Further, in the event that Mr. Maharaj’s employment is terminated by the Company without cause and he is unable to secure subsequent employment primarily because of his obligations under the Non-Competition, Invention, Non-Disclosure Agreement, the Company will extend his base salary severance payments (not to exceed 12 additional months) so long as he is able to demonstrate that he is diligently seeking alternate employment.

Additionally, pursuant to the Severance Agreement, Mr. Maharaj will be provided with severance benefits in the event his employment with the Company is terminated following a change of control of the Company. If, within twelve months following the occurrence of a change of control, Mr. Maharaj’s employment with the Company is terminated either by the Company without cause, or by him for good reason, then Mr. Maharaj will receive: (1) a severance payment equal to two and one-half times the average cash compensation paid to him during the three most recent taxable years, and (2) continuation coverage of life, health or dental benefits for up to 18 months. In addition, any unvested portions of Mr. Maharaj’s outstanding options will immediately vest and become exercisable, any remaining forfeiture provisions on his outstanding restricted stock awards will immediately lapse, and the target number of shares subject to his outstanding performance awards will immediately vest and become payable.

Arrangements with other Executives. In addition to the arrangements discussed above with respect to Mr. Maharaj, each of our other NEOs has entered into Change of Control Agreements with the Company. The term of these agreements extends until the twelve-month anniversary of the date on which a change of control occurs. Each agreement will automatically terminate and the executive will not be entitled to any of the compensation and benefits described in the agreement if, prior to a change of control occurring, the executive’s employment with the Company terminates for any reason or no reason, or if the executive no longer serves as an executive officer of the Company. Each executive will be provided with severance benefits in the event his employment with the Company is terminated following a “change of control” (as defined in the agreements) of the Company. If, within twelve months following the occurrence of a change of control, the executive’s employment with the Company is terminated either by the Company without cause, or by him for “good reason” (as defined in the agreements), then the executive will receive: (1) a severance payment equal to two times the sum of the executive’s (i) base salary in effect as of the date of the change of control termination, and (ii) an amount equal to the target short-term incentive opportunity for the year in which the change of control termination occurs; and (2) continuation coverage of life, health and dental benefits for up to 18 months. In addition, any unvested portions of the executive’s outstanding options or stock appreciation rights will immediately vest and become exercisable; any remaining forfeiture provisions associated with his outstanding restricted stock awards will immediately lapse; and all shares or units subject to all outstanding performance share awards shall become immediately vested and payable at the applicable target performance objectives. None of the Change of Control Agreements includes provisions requiring the Company to make an excise tax gross up payment. If the severance benefits payable to an executive would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payment shall either be reduced so that it will not constitute an excess parachute payment, or paid in full, depending on which payment would result in the executive receiving the greatest after tax payment. In case of the latter, the executive would be liable for any excise tax owed.

Other than with respect to the arrangements described above, and as contained in the tables below, no executive officer has any contractual right to severance or other termination benefits.

The table below reflects estimated payments and benefits for our NEOs under the arrangements described above that would be due upon an involuntary termination, assuming a termination date of September 30, 2018.

Name	Severance Amounts ($)(1)	Welfare Benefits ($)(2)	Accelerated Vesting	Total ($)
Gary R. Maharaj	1,110,000	12,730	—	1,122,730
Timothy J. Arens	n/a	n/a	n/a	n/a
Thomas A. Greaney	n/a	n/a	n/a	n/a
Andrew D. C. LaFrence	n/a	n/a	n/a	n/a
Bryan K. Phillips	n/a	n/a	n/a	n/a
Gregg S. Sutton	n/a	n/a	n/a	n/a

(1)

Represents estimated severance benefits that would be paid following an involuntary termination. For Mr. Maharaj, this amount is equal to two times his base salary at the time of the assumed termination.

(2)	Represents the estimated value of the continuation of coverage under life, health, and dental benefit plans to be provided following an involuntary termination.

The table below reflects estimated payments and benefits for our NEOs under the arrangements described above that would be due following a change of control termination, assuming a termination date of September 30, 2018.

Name	Severance Amounts ($)(1)	Accelerated Vesting			Other Benefits ($)(5)	Estimated Tax Gross-Up ($)	Total ($)
		Performance Shares ($)(2)	Stock Options ($)(3)	Stock Awards ($)(4)
Gary R. Maharaj	2,191,559	1,014,134	1,036,172	2,045,037	12,905	—	6,299,807
Timothy J. Arens	732,200	405,126	2,361,834	781,436	31,691	—	4,312,287
Thomas A. Greaney	971,214	405,126	2,289,115	669,984	7,053	—	4,342,492
Andrew D. C. LaFrence (6)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Bryan K. Phillips	1,015,290	405,126	2,488,257	669,984	—	—	4,578,656
Gregg S. Sutton	843,030	405,126	2,337,190	669,984	11,998	—	4,267,328

(1)

Represents estimated severance benefits that would be paid following an eligible termination occurring after a change of control. For Mr. Maharaj, this amount is equal to two and one-half times the average cash compensation (i.e., annual salary and cash incentive payments) paid to him during the three most recent taxable years prior to such termination. For all other executives, this amount is equal to two times the sum of the executive’s annual salary and the target annual cash incentive opportunity.

(2)

Represents the target value of outstanding and unvested performance share awards, except for the performance shares granted for the three-year performance period ended September 30, 2018, which payout value is based on actual performance through September 30, 2018.

(3)	Represents the market gain (intrinsic value) of unvested options as of September 30, 2018 at the closing price on that date of $74.65 per share.

(4)	Represents the value of unvested restricted stock awards as of September 30, 2018 at the closing price on that date of $74.65 per share.

(5)	Represents the estimated value of the continuation of coverage under life, health, and dental benefit plans for up to eighteen months.

(6)	Mr. LaFrence’s employment with the Company ended on May 25, 2018.

CEO PAY RATIO

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Gary R. Maharaj, our CEO:

For the fiscal year ended September 30, 2018, our last completed fiscal year:

•	the annual total compensation of our median employee was $62,294; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table of this proxy statement, was $2,253,541.

Based on this information for fiscal year 2018, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 36:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee based on the total cash and stock-based compensation actually paid during fiscal year 2018 to all members of our workforce (including full-time, part-time and temporary employees), other than our CEO, who were employed on September 30, 2018. For purposes of determining the total cash and stock-based compensation actually paid, we included: the amount of base salary the employee received during the year, the amount of any cash incentives paid to the employee in the year and the grant date fair market value of any equity awards granted during the year. We annualized the pay for any employees who were employed by us for only part of the year and did not include any value for benefits provided.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. This total compensation amount for our median employee was then compared to the total compensation of our CEO disclosed above. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge and based on written representations from our officers and directors, we believe that all reports required to be filed pursuant to Section 16(a) during the fiscal year ended September 30, 2018, were filed in a timely manner, except for a Form 4 filing in December 2017 for Joseph J. Stich reporting the sale of shares pursuant to 10b5-1 trading plan.

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of three of the Company’s outside directors, including the directors listed below who were the members of the committee at the end of the fiscal year ended September 30, 2018. In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1) reviewed and discussed the audited consolidated financial statements with management;

(2) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as amended or supplemented; and

(3) received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, as filed with the SEC.

Members of the Audit Committee:

Ronald B. Kalich, Chair

Susan E. Knight

Shawn T McCormick

Audit and Other Fees

Set forth below are the aggregate fees billed by Deloitte & Touche LLP, our independent registered public accounting firm, for each of our last two fiscal years:

	Fiscal year ended September 30
	2018	2017

Audit Fees (1)	$883,341	$753,223
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees (2)	1,895	1,895

Total	$885,236	$755,118

(1)

Audit services consisted principally of services related to the audit of our consolidated financial statements included in our Annual Reports on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q.

(2)	All other fees for fiscal years 2018 and 2017 related to subscription fees for access to technical accounting materials.

The Company’s Audit Committee pre-approved all of the services described in each of the items above. In addition, the Audit Committee considered whether provision of the above non-audit services was compatible with maintaining Deloitte & Touche LLP’s independence and determined that such services did not adversely affect Deloitte & Touche LLP’s independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal #3)

The Audit Committee of the Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2019, subject to ratification of this appointment by the shareholders of the Company. Deloitte & Touche LLP has acted as the Company’s independent registered public accounting firm since fiscal 2002. In the event that shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will re-evaluate their selection as the Company’s independent registered public accounting firm for fiscal 2019.

Representatives of Deloitte & Touche LLP are expected to be present at the virtual Annual Meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available to respond to appropriate questions from the Company’s shareholders.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2019.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal #4)

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse the compensation of our NEOs as described in this proxy statement by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the shareholders approve the compensation of the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption ‘Executive Compensation and Other Information’ of this proxy statement.”

The Board believes that our fiscal 2018 executive compensation programs were tailored to our company’s business strategies, aligned pay with performance and reflect many of the best practices regarding executive compensation. Accordingly, the Board of Directors recommends that you vote FOR approval of the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation and Other Information” of this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

The Board has decided that the Company will hold an advisory vote on the compensation of the Company’s NEOs (the “Say-on-Pay Vote”) annually until such time as our shareholders recommend a different frequency of the Say-on-Pay Vote when a frequency proposal is considered by our shareholders in an advisory vote, or until the Board determines that it is in the best interest of the Company to hold such vote with a different frequency.

APPROVAL OF THE SURMODICS, INC. 2019 EQUITY INCENTIVE PLAN

(Proposal #5)

On December 17, 2018, our Board of Directors, at the recommendation of our Organization and Compensation Committee (the “Committee”), approved the SurModics, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), subject to approval by our shareholders at the Annual Meeting. The 2019 Plan will become effective on the date it is approved by our shareholders, and will replace the Company’s existing 2009 Equity Incentive Plan, as amended and restated (the “2009 Plan”), which is the only plan under which equity awards are currently being granted.

After the 2019 Plan becomes effective upon approval by our shareholders, no new awards will be made under the 2009 Plan. The number of shares of our common stock that may be the subject of awards and issued under the 2019 Plan is 1,100,000. Awards outstanding under the 2009 Plan as of the date the 2019 Plan becomes effective will continue to be subject to the terms of the 2009 Plan, but if those awards subsequently expire, are forfeited or cancelled or are settled in cash, the shares subject to those awards will become available for awards under the 2019 Plan.

Shareholder Approval and Board of Directors Recommendation

Shareholder approval of the 2019 Plan is being sought in order to (i) satisfy the shareholder approval requirements of the NASDAQ Global Select Market and (ii) obtain shareholder approval of the number of shares that may be subject to incentive stock options under Internal Revenue Code (“Code”) Section 422.

Our Board of Directors recommends that our shareholders vote FOR the 2019 Plan because it includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices, and will provide us with a share reserve that will enable us to continue to provide a competitive mix of compensation to our key employees. Unless a contrary choice is specified, proxies solicited by the board of directors will be voted FOR approval of the 2019 Plan. If the 2019 Plan is not approved by our shareholders, the 2009 Plan in its current form will remain in effect, and we will remain subject to its existing share reserve.

Factors Considered in Setting Size of Requested Share Reserve

In setting the proposed number of shares reserved and issuable under the 2019 Plan, we considered a number of factors, including the following:

•

The Company’s three-year average burn rate. Our three-year average “burn rate” was 3.84% for fiscal years 2016 through 2018, which is lower than ISS’ benchmark for companies of similar classification. We define burn rate as the total number of shares subject to awards granted to participants in a single year expressed as a percent of our basic weighted average common shares outstanding for that year.

•

Estimated duration of shares available for issuance under the 2019 Plan. Based on the 1,100,000 shares to be reserved under the 2019 Plan, and our three-year average burn rate as described above, we expect that the requested share reserve will be sufficient to accommodate awards for approximately 4 to 5 years.

•

Expected dilution. As of September 30, 2018, our estimated existing voting power dilution attributable to shares subject to outstanding awards under the 2009 Plan was 5.61%. We define existing voting power dilution as the sum of (i) the total number of shares of our common stock subject to outstanding awards under the 2009 Plan and (ii) the total number of shares available for future grants under the 2009 Plan, divided by the fully diluted number of our common shares outstanding. Our projected voting power dilution as of that same date would be 12.80%, based on including the 1,100,000 share reserve under the 2019 Plan in the formula.

Expectations regarding future share usage under the 2019 Plan are naturally based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2019 Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. While the Committee believes that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Key Compensation Practices

The 2019 Plan includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices, including the following:

•

No repricing of underwater options or stock appreciation rights without shareholder approval. The 2019 Plan prohibits, without shareholder approval, actions to reprice, replace, or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•

No discounted option or SAR grants. The 2019 Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•

No Liberal Share Recycling. We may not add back to the 2019 Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

•

No liberal definition of “change in control.” No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer or any board assessment that a change in control may be imminent.

•	No automatic accelerated vesting of equity awards upon a change in control.

•

Limits on dividends and dividend equivalents. The 2019 Plan prohibits the payment of dividend equivalents on stock options and SARs, and requires that any dividends and dividend equivalents payable or credited on unvested full value awards must be subject to the same restrictions and risk of forfeiture as the underlying shares or share equivalents.

Description of the 2019 Plan

The major features of the 2019 Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2019 Plan, which is attached to this proxy statement as Appendix A.

Eligible Participants. Employees, consultants and advisors of the Company or any subsidiary, as well as non-employee directors of the Company, will be eligible to receive awards under the 2019 Plan. As of November 30, 2018, there were 338 employees, six non-employee directors of the Company and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2019 Plan.

Administration. The 2019 Plan will be administered by the Committee. To the extent consistent with applicable law, the Committee may delegate its duties, power and authority under the 2019 Plan to any one or more of its members, or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our other directors or executive officers or to a committee of the board comprised of one or more directors. The Committee may also delegate non-discretionary administrative duties to other persons, agents or advisors.

The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. The Committee may also establish and modify rules to administer the 2019 Plan, adopt sub-plans applicable to certain awards, interpret the 2019 Plan and any related award agreement, cancel or suspend an award, accelerate the vesting of an award and otherwise modify or amend the terms of outstanding awards to the extent permitted under the 2019 Plan, and require or permit the deferral of the settlement of an award. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2019 Plan prohibits the Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an underwater option or SAR award to lower the exercise price, canceling an underwater option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an underwater option or SAR award in exchange for cash, other property or grant of a new full value award, or otherwise making an underwater option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”

Available Shares and Limitations on Awards. A maximum of 1,100,000 shares of our common stock may be the subject of awards and issued under the 2019 Plan. Shares of common stock that are issued under the 2019 Plan or that are potentially issuable pursuant to outstanding awards will reduce the 2019 Plan’s share reserve by one share for each share issued or issuable pursuant to an option or SAR award, and by 1.50 shares for each share issued or issuable pursuant to a full value award. The shares of common stock issuable under the 2019 Plan are authorized but unissued shares. The share limitations under the 2019 Plan are subject to adjustment for changes in our corporate structure or shares, as described below.

Any shares of common stock subject to an award under the 2019 Plan, or to an award under the 2009 Plan that is outstanding on the date our shareholders approve the 2019 Plan, that expire, are cancelled or forfeited, or are settled or paid in cash will, to the extent of such expiration, cancellation, forfeiture or cash settlement, automatically replenish the 2019 Plan share reserve and become available for future awards. In such event, the 2019 Plan’s share reserve will be increased in the same amount by which the share reserve was decreased upon the grant of the applicable award. Any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with any award, any shares repurchased by the Company using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for new grants.

Awards that may be settled solely in cash will not reduce the share reserve and will not reduce the shares authorized for grant to a participant in any calendar year. Awards granted or shares of our common stock issued under the 2019 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the 2019 Plan. Additionally, if a company acquired by us or any of our subsidiaries has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition, the shares available for grant pursuant to the terms of that pre-existing plan may be used for awards under the 2019 Plan and will not reduce the share reserve under the 2019 Plan, but only if the awards are made to individuals who were not employed by or providing services to us or any of our subsidiaries immediately prior to such acquisition.

Share Adjustment Provisions. If certain transactions with our shareholders occur that cause the per share value of our common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2019 Plan, (ii) outstanding awards as to the class, number of shares and price per share, and (iii) award limitations prescribed by the 2019 Plan. Other types of transactions may also affect our common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2019 Plan, the Committee will make such adjustments as it may deem equitable.

Types of Awards. The 2019 Plan permits us to award stock options, SARs, restricted stock awards, stock unit awards, and other stock-based awards to eligible recipients. These types of awards are described in more detail below.

Options. Employees of our Company or any subsidiary may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2019 Plan as of any date means the closing sale price of a share of our common stock on the NASDAQ Global Select Market on that date. As of November 30, 2018, the closing sale price of a share of our common stock on the NASDAQ Global Select Market was $60.59.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than 10 years from its date of grant. No dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.

The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options. The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the 2019 Plan is equal to the size of the 2019 Plan’s share reserve as described above.

Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Committee determines whether payment will be made in shares of our common stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Committee, but may not be less than 100 percent of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award. A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2019 Plan, as may be determined by the Committee.

Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that we, or any of our subsidiaries or business units, satisfy specified performance goals. Any dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the shares to which such dividends or distributions relate. Participants are entitled to vote restricted shares prior to the time they vest.

Stock Unit Awards. A stock unit award is a right to receive the fair market value of a specified number of shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times, in such installments and subject to such conditions as may be determined by the Committee. Until it vests, a stock unit award is subject to restrictions and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2019 Plan, as may be determined by the Committee. The Committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards, but any such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units or other share equivalents to which such dividend equivalents relate.

Other Stock-Based Awards. The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2019 Plan. The Committee has discretion in determining the terms and conditions of such awards.

Transferability of Awards. In general, no right or interest in any award under the 2019 Plan may be assigned, transferred, exchanged or encumbered by a participant, voluntarily or involuntarily, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.

Change in Control. If a change in control of our company occurs, our Board of Directors or the Committee may, in its discretion, provide for one or more of the following with respect to awards under the 2019 Plan: (i) the continuation, assumption or replacement of outstanding awards; (ii) the acceleration of vesting and exercisability of outstanding awards; (iii) the cancellation of unvested and unexercised awards; or (iv) the cancellation of awards in exchange for payment to participants in cash equal to the difference, if any, between the fair market value of the consideration that would be received in the change of control transaction for the number of shares subject to the award and the aggregate exercise price (if any) of the shares subject to the award. For these purposes, a “change in control” generally occurs if (i) a person or group acquires 35% or more of our outstanding stock, (ii) our “continuing directors” cease to represent a majority of our Board of Directors, or (iii) a sale or other disposition of all or substantially all of the assets of the company, or a merger, consolidation, share exchange or similar transaction involving the company, is consummated (unless the company’s outstanding stock immediately prior to the transaction continues to represent over 65% of the outstanding stock of the company or the surviving entity immediately after the transaction).

Effect of Termination of Employment. Unless otherwise set forth in an applicable agreement, if a participant ceases to be employed by or provide other services to us and our subsidiaries, awards under the 2019 Plan will be treated as set forth in the 2019 Plan. Upon termination for cause, all unexercised option and SAR awards and all unvested portions of any other outstanding awards will be immediately forfeited without consideration. Upon termination for any other reason, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration. Upon termination for any reason other than cause, death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of three months after the date of termination; however, if the participant dies during such three-month period, the vested and exercisable portions of the option and SAR awards may be exercised for a period of six months after the date of such termination. Upon termination due to death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of six months after the date of termination. Under the 2019 Plan, “cause” is generally defined as (i) failure to perform satisfactorily the duties reasonably required by the Company; (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the employee or demonstrates a willful and continuing disregard for the best interests of the Company and its affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its affiliates, their business or any of their customers, employees or vendors.

Effective Date and Term of the 2019 Plan. The 2019 Plan will become effective on the date it is approved by the Company’s shareholders. No awards will be made under the 2019 Plan prior to its effective date. Unless terminated earlier, the 2019 Plan will terminate on the tenth anniversary of the effective date. Awards outstanding under the 2019 Plan at the time it is terminated will continue in accordance with their terms and the terms of the 2019 Plan unless otherwise provided in the applicable agreements. Our Board of Directors may suspend or terminate the 2019 Plan at any time.

Amendment of the Plan. Our Board of Directors may amend the 2019 Plan from time to time, but no amendments to the 2019 Plan will be effective without shareholder approval if such approval is required under applicable laws, regulations or stock exchange rules. Termination, suspension or amendment of the 2019 Plan may not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2019 Plan, based on current statutes, regulations and interpretations.

Non-qualified Stock Options. If a participant is granted a non-qualified stock option under the 2019 Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options. If a participant is granted an incentive stock option under the 2019 Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.

Other Awards. The current federal income tax consequences of other awards authorized under the 2019 Plan generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount paid in cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.

Section 162(m) of the Code. Code Section 162(m) denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000.

Section 409A of the Code. The foregoing discussion of tax consequences of awards under the 2019 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20 percent income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

Awards Under the 2019 Plan

Because the 2019 Plan will not become effective until it is approved by our shareholders, the Committee has not yet approved any awards under, or subject to, the 2019 Plan. In addition, because all awards under the 2019 Plan are discretionary with the Committee, neither the number nor types of future 2019 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.

Required Vote; Effect of Proposal

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on this item and present in person or by proxy at the Annual Meeting is required for approval of this proposal. Proxies solicited by our Board of Directors will be voted for approval of this proposal, unless otherwise specified. If shareholder approval is not obtained, then the 2009 Plan will remain in effect under its current terms and the 2019 Plan will not become effective.

Equity Compensation Plan Information

The following table provides information related to the Company’s equity compensation plans in effect as of September 30, 2018:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders	992,538	(1)	$19.96	(1)	675,587	(2)
Equity compensation plans not approved by shareholders	—		N/A		—
Total	992,538		$19.96		675,587

(1)

Excludes shares that may be issued under the Company’s amended and restated 1999 Employee Stock Purchase Plan, but includes amounts reserved for previously-granted restricted stock and performance share awards under the 2009 Equity Incentive Plan.

(2)	Includes 675,587 shares available for future issuance under the 2009 Equity Incentive Plan. Excludes 189,620 shares available under the amended and restated 1999 Employee Stock Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL 5.

SHAREHOLDER PROPOSALS

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2020 annual meeting of shareholders must be received by the Company by August 23, 2019, to be considered for inclusion in the Company’s proxy statement and related materials for the 2020 annual meeting. Any other shareholder proposal intended to be presented at the 2020 annual meeting, but not included in the Company’s proxy statement and related materials, must be received by the Company on or before November 15, 2019.

ANNUAL REPORT

The notice regarding the availability of proxy materials will contain instructions as to how you can access our Annual Report to Shareholders, including our Annual Report on Form 10-K containing financial statements for the fiscal year ended September 30, 2018, over the internet. It will also tell you how to request, free of charge, a paper or e-mail copy of our Annual Report on Form 10-K.

EXHIBITS TO FORM 10-K

The Company will furnish to each person whose Proxy is being solicited, upon written request of any such person, a copy of any exhibit described in the exhibit list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). Requests for copies of such exhibit(s) should be directed to Mr. Bryan K. Phillips, Corporate Secretary, at the Company’s principal address.

OTHER BUSINESS

Neither management nor the Board knows of any matters to be presented at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.

Your vote is very important no matter how many shares you own. You are urged to read this proxy statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy by following the instructions for voting provided in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Susan E. Knight

Chair of the Board

Dated: December 21, 2018

Eden Prairie, Minnesota

APPENDIX A

SURMODICS, INC.

2019 EQUITY INCENTIVE PLAN

1. Purpose. The purpose of the SurModics, Inc. 2019 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s shareholders, and to thereby promote the Company’s long-term business success.

2. Definitions. In this Plan, the following definitions will apply.

(a) “Affiliate” means any entity that is a Subsidiary of the Company.

(b) “Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan, including all amendments thereto. An Agreement is subject to the terms and conditions of the Plan.

(c) “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units or an Other Stock-Based Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, a Participant’s (i) failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant or demonstrates a willful and continuing disregard for the best interests of the Company and its Affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.

(f) “Change in Control” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, one of the following:

(1) An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A) any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B) any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan;

(C) any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of 35% or more of the Company’s Voting Securities; or

(D) with respect to any particular Participant, any acquisition of securities of the Company by the Participant, any Group including the Participant, or any entity controlled by the Participant or a Group including the Participant.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 35% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred. Furthermore, a Change in Control will occur if a Person becomes the beneficial owner of more than 35% of the Company’s Voting Securities as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to subsection 2(f)(3).

(2) Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3) A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 65% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(g) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(h) “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3.

(i) “Company” means SurModics, Inc., a Minnesota corporation, and any successor thereto.

(j) “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as the result of an actual proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle an actual or threatened proxy contest.

(k) “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving entity.

(l) “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(m) “Employee” means an employee of the Company or an Affiliate.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(o) “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(p) “Fair Market Value” means the fair market value of a Share determined as follows:

(1) If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sale price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2) If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(q) “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award.

(r) “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(s) “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

(t) “Non-Employee Director” means a member of the Board who is not an Employee.

(u) “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

(v) “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(w) “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(x) “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.

(y) “Plan” means this SurModics, Inc. 2019 Equity Incentive Plan, as amended and in effect from time to time.

(z) “Prior Plan” means the SurModics, Inc. 2009 Equity Incentive Plan, as amended and restated.

(aa) “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(bb) “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(cc) “Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(dd) “Share” means a share of Stock.

(ee) “Stock” means the common stock, $.05 par value per Share, of the Company.

(ff) “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(gg) “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(hh) “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(ii) “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(jj) “Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.

3. Administration of the Plan.

(a) Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b) Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1) determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2) cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 15(d) and 15(e);

(3) adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4) granting Substitute Awards under the Plan;

(5) taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers; and

(6) requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.

Notwithstanding the foregoing, the Board shall perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.

(c) Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d) Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e) Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f) Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4. Shares Available Under the Plan.

(a) Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 1,100,000. No further awards may be made under the Prior Plan after the effective date of this Plan. Shares issued under the Plan may come from authorized and unissued shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1) Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the share reserve as one Share for every one Share granted.

(2) Shares that are subject to Full Value Awards shall be counted against the share reserve as one and one-half (1.50) Shares for every one Share granted.

(3) Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.

(4) Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(5) Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(6) Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b) Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished as provided in Section 4(c) below. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or the Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c) Counting Shares Again Available. Each Share that again becomes available for Awards as provided in Section 4(b) shall correspondingly increase the share reserve under Section 4(a), with such increase based on the same share ratio by which the applicable share reserve was decreased upon the grant of the applicable award.

(d) Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(e) No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

5. Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6. General Terms of Awards.

(a) Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b) Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than ten years from the Grant Date), and the applicable vesting conditions and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions and timing as it may determine.

(c) Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d) Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.

(e) Termination of Service. Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):

(1) Upon termination of Service for Cause, or upon conduct during a post-termination exercise period that would constitute Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2) Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

(3) Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of six months after the date of such termination.

(4) Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of six months after the date of such termination.

(f) Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g) Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. The Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals under specified circumstances such as (i) the occurrence of events that are unusual in nature or infrequently occurring, such as a Change in Control, an equity restructuring (as described in Section 12(a)), acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, (ii) a change in applicable tax laws or accounting principles, or (iii) the Participant’s death or Disability.

(h) Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

(i) Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or document as the Committee may determine, or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.

7. Stock Option Awards.

(a) Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b) Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in either case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c) Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.

(d) Incentive Stock Options.

(1) An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be the number specified in the first sentence of Section 4(a), subject to adjustment as provided in Section 12(a).

(2) No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined Voting Power of all classes of stock of the Company or an Affiliate, unless (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) such Award will expire no later than five years after its Grant Date.

(3) For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(4) If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.

(5) The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.

8. Stock Appreciation Right Awards.

(a) Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b) Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9. Restricted Stock Awards.

(a) Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b) Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10. Stock Unit Awards.

(a) Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b) Settlement of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.

11. Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12. Changes in Capitalization, Corporate Transactions, Change in Control.

(a) Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b) Change in Control Consequences. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, in the event of a Change in Control, the Board or the Committee may take one or more of the following actions with respect to outstanding Awards, which actions may vary among individual Participants and among Awards held by an individual Participant, and are conditioned in each case upon the closing or completion of the Change in Control:

(1) Provide for the continuance by the Company, or the assumption or replacement by the surviving or successor corporation (or its Parent) in the Change in Control, of Awards that were outstanding as of the date of the Change in Control. For purposes of this paragraph 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Change in Control and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Change in Control, or (ii) the Participant has received a comparable award that preserves the intrinsic value of the Award existing at the time of the Change in Control and is subject to substantially similar terms and conditions as the Award.

(2) Equitably accelerate (i) the vesting and exercisability of any outstanding Option and SAR Awards and (ii) the vesting and corresponding lapse of forfeiture conditions and other restrictions on any other outstanding Awards. In the case of a performance-based Award, the amount of the Award subject to such accelerated vesting shall (i) be based on a determination by the Board or Committee of the degree to which any performance-based vesting or payment conditions have been satisfied prior to the Change in Control, or (ii) if such a determination is not practicable, be based on an assumed target level of performance over the performance period. The Board or Committee may, in its discretion, pro rate the portion of an Award subject to accelerated vesting based on the portion of the performance or vesting period that has elapsed prior to the Change in Control. The Board or Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants.

(3) Terminate this Plan, cancel outstanding Option and SAR Awards not exercised prior to a date specified by the Board or Committee (which date shall give Participants a reasonable period of time in which to exercise the Option or SAR Awards prior to the effectiveness of such Change in Control), and cancel any other outstanding Awards that have not vested and for which the forfeiture conditions have not lapsed.

(4) Provide for the cancellation of any outstanding Option or SAR Award in exchange for a cash payment to the Participant holding such Award in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Change in Control transaction for the number of Shares subject to the Award as of the effective date of such Change in Control, or, if no consideration is to be received by holders of Shares in the Change in Control transaction, the Fair Market Value of such number of Shares on the date immediately preceding the effective date of the Change in Control, and (ii) the aggregate exercise price of the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled without payment of any kind to the affected Participant.

(5) Provide for the cancellation of any outstanding Full Value Award in exchange for a cash payment to the Participant holding such Award in an amount equal to the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Change in Control transaction for the number of Shares subject to the Award as of the effective date of such Change in Control, or, if no consideration is to be received by holders of Shares in the Change in Control transaction, the Fair Market Value of such number of Shares on the date immediately preceding the effective date of the Change in Control. In the case of a performance-based Full Value Award, the number of Shares subject to such Award for purposes of this Section 12(b)(5) shall be determined in the manner specified in the second sentence of Section 12(b)(2).

(6) Payment of any amount under Section 12(b)(4) or 12(b)(5) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Change in Control transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Change in Control transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms. The Board or Committee may, in lieu of such cash payments, distribute to such Participant Shares or shares of stock of any corporation succeeding the Company by reason of such Change in Control, such shares having a Fair Market Value as of the date immediately preceding the effective date of such Change in Control equal to the amount of the cash payment provided for in Section 12(b)(4) or 12(b)(5), as applicable.

The grant of an Award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

(c) Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

13. Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14. Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

15. Effective Date, Duration, Amendment and Termination of the Plan.

(a) Effective Date. The Plan shall become effective on the date it is approved by the Company’s shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date. If the Company’s shareholders fail to approve the Plan by December 17, 2019, the Plan will be of no further force or effect.

(b) Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.

(c) Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d) Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 16(i).

(e) No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.

16. Other Provisions.

(a) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b) Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c) Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 16(i).

(d) Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e) Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.

(f) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g) Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1) If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2) If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

(h) Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 16(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i) Forfeiture and Compensation Recovery.

(1) The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2) Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

SURMODICS, INC. 9924 WEST 74TH STREET EDEN PRAIRIE, MN 55344-3523

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SRDX19

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E54358-P15191 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SURMODICS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐

Nominees:

01)	Ronald B. Kalich
02)	Shawn T McCormick

The Board of Directors recommends you vote FOR proposals:		For	Against	Abstain
2.	Set the number of directors at seven (7);	☐	☐	☐
3.	Ratify the appointment of Deloitte & Touche LLP as Surmodics’ independent registered public accounting firm for fiscal year 2019;	☐	☐	☐
4.	Approve, in a non-binding advisory vote, the Company’s executive compensation; and	☐	☐	☐
5.	Approve the Surmodics, Inc. 2019 Equity Incentive Plan.	☐	☐	☐
NOTE: To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed unless another owner instructs to the contrary, in which case, the shares will not be voted. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement/10K is available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

E54359-P15191

SURMODICS, INC.

Annual Meeting of Shareholders

February 13, 2019 4:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Gary R. Maharaj and Timothy J. Arens, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SURMODICS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 4:00 PM, CST on February 13, 2019 as a virtual meeting at www.virtualshareholdermeeting.com/SRDX19, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side